As filed with the Securities and Exchange Commission on October 23, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

35, LLC

(Exact name of registrant as specified in its charter)

Washington	7812	26-3071343
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)

2311 N. 45th Street, Suite 310, Seattle, WA 98103

(888) 463-4308

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

6500 Harbour Heights Parkway, Suite 400, Mukilteo, WA 98275

(800) 927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Beacon Law Advisors

801 Second Avenue, Suite 614

Seattle, WA 98104

ATTN: Noel Howe

Fax: 206-749-9261

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Units to be Registered	Offering Price per Unit	Aggregate Offering Price	Selling Commissions	Amount of Registration Fee[1]
Class A Limited Liability Units defined in the Prospectus as “Class A Shares”	350,000	$10.00	$3,500,000.00	$0.00	$137.55

1.	Determined pursuant to Section 6(b) of the Securities Act of 1933 and SEC Release Nos. 33-8794 and 34-55682 and Rule 457(o) of Regulation C.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT (THE “REGISTRATION STATEMENT”) ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “33 ACT”) OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER     , 2008

PROSPECTUS

October 23, 2008

Preliminary Prospectus

35, LLC a Washington Limited Liability Company (“35”)

350,000 Class A Limited Liability Company Units (the “Class A Shares”)

35 is offering 350,000 Class A limited liability company units (“Class A Shares”). This is an all or none offering meaning that if all of the Class A Shares are not sold within 90 days after commencement of the offering, sales of Class A Shares shall cease and all subscriptions funds will be promptly returned, less applicable payment processing charges (see paragraph immediately below); provided, however, that 35 may choose to extend the offering for up to an additional 60 days (the “Offering Period”). For clarity, the Offering Period shall commence upon the sale of the Class A Shares, not upon the Prospectus being declared effective. Following this offering, we will have two classes of limited liability company units outstanding, Class A Shares and one common limited liability company unit (the “Common Share”), as further described below and in the 35, LLC limited liability company agreement (the “Operating Agreement”), attached as Exhibit 3(i). Only the Class A Shares have voting rights and are also the only shares entitled to a priority return, equal to the purchase price of the Class A Shares plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses will be made 100% to the holders of Class A Shares pro-rata in proportion to their respective Class A Share holdings. Once the Class A Priority Return has been paid, all allocations of profits and losses will be allocated 50% to the Common Shareholder, and 50% to the holders of Class A Shares (the “Class A Shareholders”) (pro-rata in proportion to their respective Class A Share holdings).

The price to the public is $10.00 per Class A Share, plus a $.50 per share bank payment processing fee. These processing fees are strictly pass-through with no additional markup by 35. 35 does not make any money in these transactions. There are no selling shareholders and this is not an underwritten public offering. The net proceeds to 35 will be $3,500,000. If 35 does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any, and no deductions by 35. However, the bank payment processing fees charged by 35’s bank for the purchase of Class A Shares shall not be refunded.

Investing in our Class A Shares involves risks. See “Risk Factors” beginning on page 5.

The Class A Shares are not and will not be listed on any national securities exchange or over the counter market. The Class A Shares are not transferable, except by operation of law (see “DESCRIPTION OF SECURITIES TO BE REGISTERED — Material Provisions Contained Within The Operating Agreement”).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS (THE “PROSPECTUS”). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION (OTHER THAN THAT CONTAINED IN ADDITIONAL WRITTEN DOCUMENTATION REFERRED TO HEREIN), OR TO MAKE ANY ORAL OR WRITTEN REPRESENTATIONS CONCERNING 35 OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM 35 OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING HIS INVESTMENT.

STATE NOTICE REQUIREMENTS

NOTICE REQUIREMENTS IN STATES WHERE CLASS A SHARES MAY BE SOLD ARE AS FOLLOWS:

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PROPER WRITTEN CONSENT OF THE STATE IN QUESTION, EXCEPT AS PERMITTED IN THE SUBJECT STATE’S RULES.

We have only undertaken efforts to qualify this offering for offers to individual investors in the following jurisdictions: AZ, CA, CO, CT, FL, GA, IL, IN, LA, MA, MD, MI, MN, MO, NJ, NY, OR, PA, UT, VA, WA, WI; therefore, individual investors located outside of these jurisdictions should not expect to be eligible to participate in this offering.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information you should consider in making your investment decision. Each prospective investor is urged to carefully read this summary together with the more detailed information, including our financial statements and the related notes, elsewhere in this Prospectus and its exhibits. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page [#.

35, LLC

35, LLC (“35”) is a Washington limited liability company formed in May 2008 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, 35 (the “Film”). The Film tells three intersecting stories of high school friends having trouble turning 35. We anticipate that the Film will be sold to a distributor, however, there are no plans or arrangements with any distributors currently in place. The budgetary information described in this Prospectus, does not include costs for distributing the Film.

We are a limited liability company managed by IndieShares Management Company, LLC, a Washington limited liability company (the “Manager” or the “Common Shareholder”) formed in May 2008 to manage 35 and future companies similar to 35. The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the “Common Share” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) of 35. George Brumder and Julie Chase each own 33% of Manager while Jay T. Schwartz owns 34%. Prior to the issuance of “Class A Shares” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) pursuant to this offering, Manager is the sole owner of 35.

Upon completion of the offering, 35 will engage in the development and potential production of the Film. Film, and two other scripts, “Break of Dawn” and “Waitlist”, were initially selected from a pool of over 500 scripts that were submitted to, and reviewed by, IndieShares, LLC, a Washington limited liability company owned by Jay T. Schwartz, Julie Chase, and George Brumder (“IndieShares”). Among these three scripts, 35 earned the highest IndieScore— IndieShares’ proprietary measure of a script’s commercial viability based on several industry standard evaluation criteria, including premise, characterization, dialogue, cinematic structure, storyline and production values. By the time the offering is declared effective, the public will have confirmed or rejected the selection of the Film in a voting event hosted on the IndieShares website. Throughout the voting period, the public will be able to watch on-line videos describing each story, read a summary of the script prepared by a professional script development consultant, view a sample of the actual script, and read the writers’ bios. They will then be asked to cast a single vote for the story they think would make the best film. The story achieving the highest number of votes will be determined the winner of the voting event. If the winner of the voting event is not Film, this offering will be amended with the name, synopsis, and summary of the winning story. The budget information found in the “USE OF PROCEEDS” Section contains information that can apply to each of the three stories. In the event that Film is not selected, neither the amount of the offering nor the Class A Share price will change.

Upon completion of the offering, 35 will build-out the Film’s website to add features that enable investors to provide input on various key story and stylistic elements of the Film by posting clips and questions for the investors to respond to. 35, with the assistance of IndieShares, will also be able to provide its investors with virtual access to certain physical production activities of the Film (e.g., behind the scenes footage) then download those recorded activities to their computers for viewing or sharing. Furthermore, we anticipate coordinating computer chat sessions with the Film’s production personnel and cast. We anticipate that 35’s website will have these technological capabilities within 60 days after completion of the offering. For clarity, the 35 website functionality discussed in this paragraph has been architected, but development will not be completed until after completion of this offering.

Company currently has limited operations and assets, and is considered a “Shell Company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “34 Act”).

SUMMARY FINANCIAL INFORMATION

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. We have prepared our financial statements contained in this Prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Prospectus.

For the Period May 7, 2008 (date of inception) to September 30, 2008
Income Statement
Revenue	$0
Expenses	$57,972
Net Loss	$(57,972)

September 30, 2008
Balance Sheet
Total Assets	$10
Total Liabilities	$57,972
Shareholders’ Equity (Deficit)	$(57,962)

THE OFFERING

Manager has determined, based on input from the IndieShares advisory board (see http://www.indieshares.com/advisory_board.aspx), that the Film can be produced for $3,500,000. 35 is offering 350,000 Class A limited liability units (“Class A Shares”) in accordance with the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” and “TERMS OF PLACEMENT” Sections of this Prospectus. This is an all or none offering. All subscription funds which are accepted will be deposited directly into 35’s segregated impound account at Sterling Savings Bank located at 601 Union, Street Seattle, WA 98101 (the “Bank”), as required by the State of Washington. Subscription funds placed in the impound account may only be released once the offering threshold of $3,500,000 is raised (the “Offering Amount”) and upon the issuance of a letter of direction from the Department of Financial Institutions of the State of Washington. No investor may purchase more than 250 Class A Shares ($2,500) in this offering. The purchase price for the Class A Shares is $10, plus a $.50 per Class A Share Bank processing fee, and will be payable in full upon subscription. The Bank processing fees are strictly pass-through with no additional mark up by 35. 35 does not make any money in these transactions. The processing fees are paid directly to the Bank and are subtracted from each payment prior to the funds being deposited into 35’s impound account. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is paid to Bank to cover the processing fee, and $100 would be placed in 35’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 is paid to the Bank and $3,500,000 are the gross proceeds to 35. If 35 does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any. However, the $.50 per Class A Share Bank transaction fee paid upon the purchase of the Class A Shares shall not be refunded. Manager acknowledges that the Bank is performing the limited functions of a “Depository”, as that term is defined in the “Impound Agreement” (see Exhibit 10.1), and that this fact in no way means the Depository has passed in any way upon the merits or qualifications of, or has recommended, or given approval to any person, security, or transaction.

The owners of Manager have the right, but not the obligation, to participate in the offering subject to the $2,500 individual investor limitation. The Prospectus addresses the material provisions contained within the Operating Agreement in the “DESCRIPTION OF SECURITIES TO BE REGISTERED – Material Provisions Contained Within the Operating Agreement” and the “BUSINESS — Securities Offered” Sections below. The Class A Shares are being offered by 35 on an all or none basis and such offering is being managed by the Manager.

In order to invest in this offering, investors will be required to become a party to the Operating Agreement. You are urged to read the Operating Agreement carefully (see Exhibit 4.1, 35’s Operating Agreement), as it contains important provisions related to voting, control, and the economic rights and obligations (including, but not limited to, allocations of net loss or profit of 35 for federal tax purposes, and distributions of cash) of 35’s investors. This Prospectus contains a description of such material provisions of the Operating Agreement (see “DESCRIPTION OF SECURITIES TO BE REGISTERED” Section).

RISK FACTORS

The following factors are listed in the order 35 considers to be the most substantial risks to an investor in this offering in view of all of the facts and circumstances or which otherwise make the offering one of high risk or speculative (i.e., those factors which constitute the greatest threat that the investment will be lost in whole or in part, or not provide an adequate return).

The purchase of the Class A Shares involves a high degree of risk and no prospective investor should purchase any Class A Shares unless he can afford to lose his entire investment in 35. Each prospective investor should carefully consider the following risk factors associated with this investment, and should consult with his own legal and financial advisors. 35 has included all known material risks in existence at the time of the issuance of this offering.

Cautionary Statements. The discussions and information in this Prospectus may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of 35, please be advised that 35’s actual financial condition, operating results and business performance may differ materially from that projected or estimated by 35 in forward-looking statements.

1.	35 has no operating history, it is a new business and there is no assurance that 35 will ever earn revenue. 35 has recently been formed to develop, finance, produce, market, and sell the Film. Neither 35 nor the Manager have any earnings or gross revenues to date; and given the nature of their structure and purpose, would not have any revenues prior to the Film being exploited. 35 currently has no assets or working capital. There is no assurance that 35 will be profitable or will earn revenues from its planned exploitation of the Film.

2.	Investments would be in a speculative and competitive business where investors could lose their entire investment. The entertainment industry is extremely competitive and the commercial success of any motion picture is often dependent on factors beyond the control of 35, including but not limited to audience preference and exhibitor acceptance. There is no assurance that the Film will be acquired, produced, or distributed. 35 or its designees may not be able to engage or retain qualified talent for the Film, including actors, directors, film editors and other production personnel. 35 may experience substantial cost overruns in developing, producing, and marketing the Film and may not have sufficient capital to successfully complete the Film. Competent distributors or other personnel may not be available to assist 35 in its financing and marketing efforts for the Film. 35 may not be able to sell or license the Film because of industry conditions, general economic conditions, competition from other producers, or lack of acceptance by studios, distributors, exhibitors, and audiences. 35 may also incur uninsured losses for liabilities which arise in the ordinary course of business in the entertainment industry, or which are unforeseen, including but not limited to copyright infringement, product liability, and employment liability. There is no assurance that the Class A Shareholders (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) will not lose their entire investment in 35.

3.	There are inherent risks in motion picture production, which could lead to cost overruns and substantial risk that the production funds raised from the offering are insufficient. The production of motion pictures involves a substantial degree of risk. Production costs are often miscalculated and may be higher than anticipated due to reasons or factors beyond the control of 35 (such as delays caused by labor disputes, illness, accidents, strikes, faulty equipment, death or disability of key personnel, destruction or damage to the Film itself, or bad weather). Accordingly, 35 may require funds in excess of the Film’s anticipated budget in order to complete production. 35 will seek to obtain favorable production contract terms and conditions to protect 35 against some of these risks, including dealing with bondable entities, meaning third parties that are capable of obtaining insurance for their services. However, investors will bear substantial risk in the event that the Film does not have sufficient funding to complete production.

4.	There is no public market for the securities and transferability of the Class A Shares is restricted. Investors will not be able to liquidate their investment and the Class A Shares should be considered a long term investment. Significant restrictions have been placed on the transferability of Class A Shares. Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. There is no public market for the Class A Shares. The Class A Shares may not be sold or otherwise transferred except by operation of law. There are no registration rights associated with the Class A Shares. Consequently, the investors will not be able to liquidate their investment in 35 if such liquidation should become necessary or desired. Investors cannot sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law.

5.	Investors do not have the authority to select, elect, or remove officers of 35. The Operating Agreement states that the officers of 35 may only be selected by the board of directors of 35, who currently are Jay T. Schwartz, Julie Chase, and George Brumder and that Class A Shareholders will have no authority to select, elect, or remove officers of 35.

6.

35 has no distribution contracts in place and there is no assurance that the Film will ever be monetized in any way. Even if the Film is distributed, there is no assurance that it will be economically successful, which could lead to loss of the investors’ entire investment. If the Film is completed, there is no assurance that 35 will be successful in securing one or more distributors to distribute it. Furthermore, even if a distributor distributes the Film, there is no assurance that the Film will be an economic success, even if it is successful critically or artistically. While it is the intent of 35 that any sale of distribution rights will be for fair value and in accordance with the standards and practices of the motion picture industry, no assurance can be given that the terms of such agreement will ultimately be advantageous to 35. Distribution agreements generally give a distributor significant flexibility in determining how a film will be exhibited. Depending on the distribution contract, there can be no assurance that the distributor will not limit the Film’s run, limit the territories in which the Film is exhibited or otherwise fail to actively promote the Film. Any such action by the distributor could have a material adverse effect on the economic success of the Film and revenues received by 35. There can be no assurance of ancillary or foreign sales of the Film. In any event, any net profits from the Film cannot be realized, if at all, until many months after 35’s expenditure for the Film. 35 may attempt to retain a sales agent to sell the foreign rights to the Film. No assurance can be given that the Manager will actually be able to obtain a sales agent, that a sales agent, if obtained, would be able to sell any rights to the Film, or that if such rights are sold they will be on terms advantageous to 35.

7.	There are economic risks associated with distribution. Even if 35 secures a distribution arrangement, there is no assurance that the Film’s revenues will exceed its production costs. If not, investors could lose all of, or at least a substantial portion of, their investment. If a third party distributor is obtained for the Film, the success of such distribution will depend on a number of factors over which 35 will have little or no control. Even if all territories, both domestic and foreign, are sold, there can still be no assurance that the Film will succeed on an economic level. If the total production costs exceed the total worldwide minimum guarantees or minimum advances, if any, there may be problems which could adversely affect the Film’s ultimate profitability, including: public taste, which is unpredictable and susceptible to change; competition for theaters; competition with other films and other leisure activities; advertising costs; uncertainty with respect to release dates; and the failure of other parties to fulfill their contractual obligations and other contingencies. Distribution agreements generally give a distributor significant flexibility in determining how a film will be exhibited. There can be no assurance that a distributor will not limit the Film’s run, limit the territories in which the Film is exhibited or otherwise fail to promote the Film actively. Any such action by the distributor could have a material adverse effect on the economic success of the Film and revenues received by 35. In the event that the Film is distributed in foreign countries, some or all of the revenues derived from such distribution may be subject to currency controls and other restrictions which would restrict the available funds.

8.	There is intense competition in the entertainment industry and virtually all other competitors have greater assets and resources than 35. Therefore, 35 may not be able to secure an arrangement that will provide any return to investors and investors may also lose their entire investment. The entertainment industry is characterized by intense competition. 35 will be subject to competition from other producers and distributors including major studios, many of which have greater financial resources and management experience and expertise than 35. All aspects of the motion picture industry are highly competitive. 35 faces competition from “major” studios and other independent motion picture companies and television production companies not only in attracting creative business and technical personnel for the production of the Film, but also in distributing the Film. Virtually all of these competitors have substantially greater experience, assets, and financial and other resources than 35, and have worldwide distribution organizations in place. The Film will also be subject to extensive competition from other forms of entertainment, including but not limited to television programming, cable television, and other entertainment. There is no assurance that 35 will be able to provide a return to investors; and it is possible that investors will lose their entire investment.

9.

There are risks which may cause cost overruns. If cost overruns occur, the Film project might be halted, which could result in a complete loss of the investment. Additional funds may also be sought by 35, resulting in dilution of the investors’ ownership. 35 may incur substantial cost overruns in the development, production, and distribution of the Film. 35 and its management are not responsible for cost overruns incurred in 35’s business and are not obligated to contribute capital to 35. Unanticipated costs may force 35 to substantially dilute its ownership in the Film by requiring it to obtain additional capital or financing from other sources, or may cause 35 to lose its entire investment in the Film if it is unable to obtain the additional funds necessary to complete the production and marketing of the Film. There is no assurance that 35 will be able to obtain sufficient capital to successfully implement its business plan. If a greater investment is required in the Film because of cost overruns, the probability of earning a profit or a return of the Class A Shareholders’ investment in 35 is diminished.

10.	Funds raised from the offering may be inadequate to complete the Film, and if 35 cannot sell or raise additional funds to complete the Film, investors may lose their entire investment. 35 will have limited capital available to it; such capital will be limited to the amount that 35 raises from this offering. If 35’s entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then 35 may sell all or a portion of its interest in the Film, if possible. Further, a shortage of funds may prevent or delay 35 from completing the production and distribution of the Film. There is no assurance that 35 will have adequate capital to conduct its business.

11.	Investor ownership in the Film risks being diluted subject to business arrangements related to production, distribution, marketing, and sale of the Film. Subject to Class A Shareholder approval of equity financing(s), 35 has the right, but not the obligation, to raise additional capital or incur borrowings from third parties to finance the production or marketing of the Film, as the case may be. 35 may convey gross revenue interest in the Film to third party distributors in consideration for their marketing services and their agreement to bear certain marketing costs, and a net profits interest in the Film to co-producers for their production services. 35 is subject to the risk of experiencing additional dilution of its ownership in the Film pursuant to separate agreements that it may enter into from time to time for the production, sale, distribution, marketing, and licensing of the Film.

12.	If additional financing for production of the Film is sought, there is no assurance that such additional funding will be available. If additional equity funding is obtained, there will be dilution of the investor’s ownership position. In the event the Film’s production costs exceed the amount raised by 35, 35 may seek outside funding, subject to the Class A Shareholder voting requirements (See “BUSINESS — Securities Offered”), to finance the remainder of the costs. There can be no assurance that such outside funding will be available or if available that such funding will be on terms that are not disadvantageous to 35. In order to obtain such outside funding, 35 may have to subordinate its interests or assign gross revenue and net profits interests in the Film to such outside sources. It is anticipated that the offering funds will cover the Film’s production budget.

13.	There is no assurance that the Film will be profitable or provide any return to investors. There is no assurance as to whether 35 will be profitable or earn revenues, or whether 35 will be able to return any investment funds, to make cash distributions, or to meet its operating expenses.

14.	There is no assurance of any cash distributions to investors. There is no assurance as to when or whether cash will be available for distribution to the Shareholders. 35 is responsible for paying direct and any indirect expenses incurred by all third parties in connection with making the Film. The costs of making and marketing the Film must be paid before any cash distributions are made by 35. 35 must pay these expenses, as well as operating expenses and other costs, prior to distributing cash to the Shareholders. Even if cash distributions are made, 35 may not be profitable. 35, in its discretion, may retain funds for working capital purposes.

15.	There exists federal income tax risks with 35 not being treated as a Limited Liability Company by the IRS. If this occurs, the pass through tax treatment of 35 would be jeopardized and the IRS could require payment of federal income taxes; meaning deductions and credits would not be passed through to Shareholders. An investment in Class A Shares involves tax risks. Each prospective Shareholder is urged to consult his own tax advisor with respect to the complex federal, state and local tax consequences of investing in the Class A Shares. Because 35 will file its federal and state income tax returns as a “pass-through” entity, there is the risk of allocations of taxable income without corresponding cash distributions from 35 to cover the income tax liability resulting from the allocation (i.e. phantom income). The taxation of 35 and the shareholders depends upon whether 35 is treated for federal income tax purposes as a limited liability company (i.e. a partnership for tax purposes) or as an association taxable as a corporation. 35 will not seek a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel that it will be treated as a limited liability company for federal income tax purposes. It is possible that the status of 35 as a limited liability company could be challenged by the IRS. If 35 is treated for federal income tax purposes as an association taxable as a corporation rather than as a limited liability company, 35 would be required to pay federal income tax on its income and 35’s deductions and credits would not be passed through to its shareholders, Furthermore, the shareholders would be taxed on any distributions they might receive in substantially the same manner that corporations and their shareholders are taxed on dividends. The information returns filed annually by 35 for federal income tax purposes may be audited by the IRS. An audit could result in adjustments to various 35 tax items, which may increase the likelihood of an audit of the income tax returns of the shareholders. The tax aspects of this investment cannot be predicted with certainty in part because certain provisions of the Internal Revenue Code may in the future be amended or interpreted in a manner adverse to 35.

16.	There is some uncertainly as to the status of limited liability in all states. Generally, investors will have liability limited by the amount of their investment. However, there is a chance that some states will not recognize this limitation, which could financially expose investors to amounts greater than their initial investment. By purchasing Class A Shares, a Shareholder will become a member of 35. As a member, a Class A Shareholder’s personal liability for obligations of 35 will generally be limited to his investment amount and his rights to the undistributed income of 35. While the limited liability company laws of the state of Washington, specifically RCW 25.15, (the “LLC Act”), now in effect or as amended, provides for the limited liability of members, the statute applies in Washington. As a result, there may be uncertainty as to whether the exercise of these rights under certain circumstances could cause the Class A Shareholders to lose their limited liability under other applicable state laws.

17.	Conflicts of interest may exist that investors need to be aware of. If the funds raised are exhausted prior to completion of the Film, the Manager, in its discretion, may sell or purchase the incomplete Film, in cash, for fair market value, as reasonably determined below, and approved upon a simple majority of the Class A Shareholder voting Shares. Fair market value will be determined on the basis of, and will be equal to, the amount which would be obtained in an arm’s length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. Manager will bid the Film assets to those who might desire to purchase the assets. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets will be worthless and that the fair market value of such assets will be zero. The relationship of Manager to 35 and affiliates, including IndieShares, may create conflicts of interest. The officers of Manager may participate in other entities (film projects) which engage in activities similar to those of 35, such as developing, financing, producing, marketing, and selling other full length motion pictures. Some officers of Manager may allocate management time and resources to future projects, to the possible detriment of 35. The officers of Manager may from time to time form new entities and engage in other businesses in the future. Other businesses owned and managed by the management of Manager may be in competition with 35. The Manager and 35 may utilize independent third party consultants, unaffiliated with 35, to assist with the production and marketing of the Film. A conflict of interest may arise since these consultants may also be performing services for other entertainment companies or affiliates of 35 and may not be devoting their time exclusively to 35’s business. It is possible that the consultants may advise actions that are not advantageous to 35’s investors, which could have a negative impact on the investors’ investment.

18.	Shareholders must rely on the Manager of 35 for operation of 35. The Manager has broad discretion in dealing with third parties and applying the gross proceeds of the offering to monetize the Film with limited investor input. Under 35’s Operating Agreement in Exhibit 4.1 of this Registration Statement, the Manager is given the exclusive authority to manage 35’s business. Class A Shareholders must be willing to entrust all aspects of 35’s business to the Manager and its officers. Only Class A Shareholders will have voting rights, as further described under “BUSINESS — Securities Offered”. 35 will be largely dependent upon Jay T. Schwartz, George Brumder, and Julie Chase, the sole owners of Manager, for the direction, management, and daily supervision of 35’s operations. Manager will negotiate, or assign the responsibility to negotiate, all third party contracts on behalf of 35. Investors must rely on Manager and its management for the operation of 35. Manager has broad discretion to manage 35 and apply the gross proceeds of the offering of the Class A Shares to developing the Film.

19.	The Manager will be held harmless against certain claims within the limits of the capital contributions. 35’s Operating Agreement provides that 35 will, within the limits of capital contributions and retained assets, hold the Manager harmless against certain claims arising from 35’s activities, other than losses or damages incurred by it as a result of its gross negligence, fraud or bad faith. If 35 were called upon to perform under its indemnification agreement, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the Film, or for distributions to the shareholders, if any.

20.	35’s Manager has limited resources and is not likely to have other sources for additional working capital if 35 needs it. In the event this occurs, the investors’ investment will be at risk. The Manager has a net worth equal to $0, consequently, it is not anticipated that the Manager or its affiliates will have the financial resources or the liquidity to provide funds to 35 in the event that 35 needs additional working capital. Furthermore, the Manager does not have any obligation to make loans or provide capital to 35.

21.	The Manager has certain rights under 35’s Operating Agreement that do not require the consent of the Class A Shareholders. These rights may give rise to conflicts surrounding Manager’s right to purchase the Film for fair market value and Manager’s relationship with affiliates. Under 35’s Operating Agreement, the Manager is responsible for selection of and contracting with any third parties for goods and services related to production of the Film, managing day-to-day production and website related activities, employment decisions, entering into a sale or distribution agreement for the Film, and the cessation of all or a substantial part of our business, and the dissolution of 35. However, certain matters will, once proposed by Manager, require a simple majority of the voting Class A Shareholder Shares. These matters are limited to, amendments to the certificate of organization, the approval of a merger, any additional offerings of shares in 35, and selling all or substantially all of 35’s assets (other than as part of a film distribution arrangement). A foreseeable material conflict that could arise relates to Manager’s right to purchase Film in the event that the Film is not sold or otherwise monetized by 35. In such event, Manager has the right to purchase the Film for fair market value. Fair market value will be determined by Manager on the basis of, and will be equal to, the amount which would be obtained between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. Manager will bid the Film assets to those who might desire to purchase the assets. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets are worthless and that the fair market value of such assets will be zero.

The relationship of Manager to 35 and 35’s potential future affiliates, including IndieShares, may create conflicts of interest. Manager may participate in other film projects which engage in activities similar to those of 35. Manager may allocate management time and resources to such future projects to the possible detriment of 35. The officers of Manager may from time to time form new entities and engage in other businesses in the future. Other businesses owned and managed by the management of Manager may be in competition with 35.

22.	35 will not repurchase any Class A Shares. Regardless whether the Film is a financial success, 35 will not purchase any of the Class A Shares or the Common Share from any of the Shareholders, and the Shareholders will not have any rights to require 35 to purchase their Class A Shares or the Common Share.

23.	The piracy landscape for motion pictures and how it could impact the value of the Film. Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia (including Korea, China, and Taiwan), the countries of the former Soviet Union and the former Eastern bloc countries. The United States government has publicly considered trade sanctions against specific countries which do not prevent copyright infringement of United States produced motion pictures. Such actions could impact the amount of revenue that 35 realizes from the international distribution of the Film, if any, depending upon the countries subject to such action and the duration of such action.

FORWARD LOOKING STATEMENTS

Information in this Prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The matters herein constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

DETERMINATION OF OFFERING PRICE

There is no established market for our Class A Shares. We established the offering price without an independent valuation of the Class A Shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria.

PROMOTER’S INTANGIBLE ASSET CONTRIBUTIONS AND

TANGIBLE BOOK VALUE

Promoter’s Intangible Asset Contributions

Manager, who is also a promoter (as defined in Rule 405 of the 33 Act, as amended), has contributed the services listed in the table below related to the development of 35 and the Film to date. The Manager has not and will not receive any compensation in exchange for contributing such services. The basis for the value of the Promoter’s intangible asset contributions listed below was Manager’s good faith estimate of the fair market value of similar services in the Seattle, WA market.

Description	$Value
Establish legal entities (35, LLC and IndieShares Management, LLC)	$ 1,000.00

Create and file all offering related documents with the SEC, state, and Canadian provincial regulatory agencies.	$341,000.00

Create online marketing plan, including web presence design, ad-word search method, RSS and contextual internet search terms, and search engine data management and modification.	$ 8,000.00

Draft and manage all third party agreements and business arrangements, including web hosting firm, web developers, graphic artists, and film production companies	$ 15,000.00

Develop and manage script selection and review process	$ 68,000.00

Create audience participation and response model, including management and packaging of demographic data for potential exploitation	$ 8,000.00

Produce promotional videos and promotion	$ 3,500.00

Create website	$ 14,000.00

TOTAL	$458,500.00

Tangible Book Value

Prior to the offering commencing, 35 has a tangible book value (“TBV”) of $10.00 and has one Common Share outstanding. In the event that 35 raises the Offering Amount, 35 will have a TBV of $3,500,010, have One (1) Common Share and 350,000 Class A Shares outstanding, and the TBV of each Share (Common and Class A) will be $10.00.

PLAN OF DISTRIBUTION

The Class A Shares are being offered by 35 on an all or none basis and such offering is being managed by the Manager. All subscription funds which are accepted will be deposited directly into 35’s segregated impound account at Sterling Savings Bank located at 601 Union, Street Seattle, WA 98101 (the “Bank”), as required by the State of Washington. Subscription funds placed in the impound account may only be released once the offering threshold of $3,500,000 is raised (the “Offering Amount”) and upon the issuance of a letter of direction from the Department of Financial Institutions of the State of Washington. No investor may purchase more than 250 Class A Shares ($2,500) in this offering. The purchase price for the Class A Shares is $10, plus a $.50 per Class A Share Bank processing fee, and will be payable in full upon subscription. The Bank processing fees are strictly pass-through with no additional mark up by 35. 35 does not make any money in these transactions. The processing fees are paid directly to the Bank and are subtracted from each payment prior to the funds being deposited into 35’s impound account. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is paid to Bank to cover the processing fee, and $100 would be placed in 35’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 is paid to the Bank and $3,500,000 are the gross proceeds to 35. If 35 does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any. However, the $.50 per Class A Share Bank transaction fee paid upon the purchase of the Class A Shares shall not be refunded.

35, under the 33 Act and the 34 Act and corresponding state registration regulations, is permitted to generally solicit investors for the offering, for example by using advertising mediums, such as print, radio, TV, and the Internet. 35 plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search based advertising, search engine optimization, and the IndieShares website. As a result, internet traffic may arrive at the IndieShares hosting site where visitors can opt to be directed to 35’s website if they desire additional information.

Once on the 35 website, a prospective investor may select from the navigation bar that they would like to purchase Class A Shares in 35. The prospective investor will then be asked if they agree to the terms and conditions of the subscription agreement substantially in the form attached hereto as Exhibit 99.1 (the “Form of Subscription Agreement”), which is available for download and printing along with this Prospectus. Once the prospective investor agrees to the subscription terms, they will be able to enter the number of Class A Shares they would like to purchase, which purchases shall not exceed $2,500 worth in the aggregate. Only investors from those states where the Class A Shares are registered will be permitted to invest. Investments will be processed on a first come, first served basis, up to the Offering Amount of $3,500,000. After that, the investment system will automatically shut down and no other prospective investors will be permitted to enter the investment area of 35’s website. All investment payments will be made via credit/debit card.

DESCRIPTION OF SECURITIES TO BE REGISTERED

35 is offering 350,000 Class A limited liability units (“Class A Shares”) at a purchase price of $10.00 per Class A Share in accordance with the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” and “TERMS OF PLACEMENT” Sections of this Prospectus. The purchase price for the Class A Shares will be payable in full upon subscription. All subscription funds which are accepted will be deposited directly into 35’s segregated impound account at the Bank (as defined in the “PROSPECTUS SUMMARY — 35, LLC”), as required by the State of Washington. Subscription funds placed in the impound account may only be released once the offering threshold of $3,500,000 (the “Offering Amount”) is raised and upon the issuance of a letter of direction from the Department of Financial Institutions of the State of Washington. The maximum amount for investment in this offering by any individual investor is $2,500. Manager and its affiliates have the right, but not the obligation, to enable 35 to meet the minimum capitalization amount. However, Manager currently has no plans to purchase Class A Shares in 35. There is no public market for the Class A Shares and transferability of the Class A Shares is prohibited unless via operation of law. This Prospectus describes the material provisions contained within the Operating Agreement immediately below and within the following sections; (i) voting, in “BUSINESS — Securities Offered”, (ii) control, in “PROSPECTUS SUMMARY — 35, LLC”, and (iii) economic rights and obligations in “PROSPECTUS SUMMARY — 35, LLC”, and “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS”.

Material Provisions Contained Within the Operating Agreement

35, and the relative rights and obligations of its members, are governed by 35’s limited liability company agreement, found in Exhibit 4.1 of this Prospectus (the “Operating Agreement”). The material provisions contained within the Operating Agreement pertain to the following:

1.	Class A Shareholder Voting Rights

One Common Share has been issued to Manager, and 350,000 Class A Shares will be issued to the investors upon successful completion of this offering. Only Class A Shares will have voting rights, one vote per share, and the only matters that the Shares are authorized to vote on under the Operating Agreement, once proposed by Manager, are:

•	Amendments to the certificate of organization;

•	The approval of a merger;

•	Any additional offerings of units or shares in 35; and

•	Selling all of 35’s assets (other than as part of a film distribution arrangement).

As set forth in the Operating Agreement, except as set forth above, the activities of 35 do not require Shareholder approval and are left to the Manager’s discretion, such as:

•	Selection of and contracting with any third parties for goods and services related to production of the Film;

•	Managing day-to-day production and website related activities;

•	Employment decisions;

•	Entering into a sale or distribution agreement for the Film; and

•	The cessation of all or a substantial part of our business or the dissolution of 35.

In the event a Shareholder vote is required, 35 will solicit electronic proxies from the Shareholders.

2.	Control of 35, LLC, and IndieShares Management, LLC

35 is a manager-managed Washington limited liability company and the manager of 35 is IndieShares Management, LLC (the “Manager” or the “Common Shareholder”). The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the Common Share. Manager has the authority to control the business of 35 and also has the right to make any and all decisions affecting the business of 35. Manager, on behalf of 35, has the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from 35’s checking, savings and similar accounts. Manager also has the following rights and powers which it may exercise at the cost, expense and risk of 35:

A.	To expend the capital and income of 35, if any, in the furtherance of 35’s business;

B.	To execute and deliver promissory notes, checks, drafts, and other negotiable instruments on behalf of 35;

C.	To hire or engage on behalf of 35 such employees, independent contractors and personnel as the Manager deems necessary or appropriate, including but not limited to affiliates of 35, in order to conduct 35’s business;

D.	To employ such attorneys, accountants and other persons, subject to the terms otherwise stated herein, as the Manager deems necessary or advisable to carry out the purposes of 35;

E.	To purchase from or through others, casualty and other insurance which the Manager deems advisable, appropriate, convenient or beneficial to 35;

F.	To delegate or assign all or any of its duties rights or obligations and employ, or contract with any person deemed in its discretion necessary or desirable for the transaction of the business of 35; and

G.	To execute and deliver any and all other instruments to carry out the purposes the business.

3.	Economic Rights and Obligations

The ownership of 35 shall be in the form of two classes of limited liability company units (collectively, the “Shares”): One (1) Common Share and the Class A Shares. 35 is authorized to issue 350,001 total Shares, comprised of One (1) Common Share and 350,000 Class A Shares. Only Class A Shares are being offered in this offering; no further issuances of Common Shares will be made as further described in the Operating Agreement.

At the end of any given fiscal year during which 35 is in operation, 35 will make allocations of all items of 35’s income, gain, loss, or deduction (via a “Schedule K-1,” on Internal Revenue Service Form 1065), and distributions of cash, to its members (the “Members”), in accordance with the terms of the Operating Agreement, and as summarized below.

At the end of each fiscal year during which 35 has operated, 35 will allocate (via Schedule K-1) 35’s net profits and losses (as further described in the Operating Agreement), as follows:

A.	The Class A Shareholders are entitled to a priority return equal to the amount of their original investment plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses of 35 will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

B.	Once the Class A Priority Return has been paid, all allocations of profits and losses of 35 will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

C.	In the event that 35 has produced sufficient cash to distribute, then the Manager will calculate the cash distribution, if any, to the Shareholders. If the Manager determines that there is cash to distribute to the Shareholders, such distribution will be made as follows:

i.	Until the Class A Priority Return has been paid, all distributions of cash will be made 100% to the Class A Shareholders, pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings. NOTE THAT 35 IS NOT OBLIGATED TO MAKE A DISTRIBUTION OF CASH TO SHAREHOLDERS, EXCEPT AS SUMMARIZED BELOW. The Manager may decide to retain cash, in its sole discretion, as working capital to fund continuing operations or to make capital expenditures. However, 35 and Manager will be obligated to make a minimum distribution of cash to the Shareholders in any given year in which 35 has produced a profit, in an amount not less than each Shareholder’s respective tax liability attributable to each such Shareholder’s allocated share of the profit.

ii.	Once the Class A Priority Return has been paid, all allocations of profits and losses of 35 will be allocated 50% to the Common Shareholder and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

For example, if the Class A Shareholders have collectively invested $3,500,000 of capital in 35, and 35 then sells the Film for $4,000,000, 35 then distributes:

•	$3,500,000 to the Class A Shareholders (i.e., equaling a return of their invested capital); and

•	$175,000 to the Class A Shareholders (i.e., equaling the Class A Priority Return – 5% of $3,500,000); and

•	the remaining $325,000 50% to the Common Shareholder and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

PLEASE NOTE THAT THE FOREGOING IS JUST AN EXAMPLE OF A POTENTIAL SCENARIO; NOTHING IN THIS EXAMPLE SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT. 35 EXPECTS TO INCUR OPERATING LOSSES IN AT LEAST ITS FIRST YEAR OF OPERATIONS, AND POSSIBLY BEYOND.

4.	Restrictions on Transfer of Shares

Significant restrictions have been placed on the transferability of Class A Shares. Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. Members shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law.

5.	35 will be dissolved and the assets liquidated upon the earlier of:

A.	Failing to raise the Offering Amount; or

B.	An election to dissolve 35 made in writing by the Manager; or.

C.	The sale, exchange or other disposition of all or substantially all of the assets of 35.

6.	Election of Officers

Officers of 35 may only be selected by the president of the Manager. No election of officers will be conducted by 35 and Members will have no authority to select or elect officers of 35 or the Manager.

7.	Board of Directors

The board of directors of 35 (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding units of Manager. The board of directors of 35 are responsible for appointing the Manager and its officers. The officers of the Manager are Jay T. Schwartz (President), Julie Chase (Chief Marketing Officer and Secretary), and George Brumder (Chief Financial Officer and Treasurer).

8.	Investing

In order to invest in this offering, investors will be required to become a party to the Operating Agreement. You are urged to read the Operating Agreement carefully, as it contains important provisions related to voting, control, and the economic rights and obligations (including, but not limited to, allocations of net loss or profit of 35 for federal tax purposes, and distributions of cash) of 35’s Members. This Prospectus contains those material provisions described in the Operating Agreement. Note that the terms “Shares” and “Shareholders” are used throughout this Prospectus to describe what are in fact limited liability company (“LLC”) units and LLC Members, respectively. LLC units, the governance of LLCs under state law, and the rights of LLC Members, all differ significantly from the governance of corporations and shares of corporate stock under state law, and their treatment under the federal tax laws differs significantly as well (for instance, the limited liability company units issued pursuant to this offering will be considered as partnership units for federal income tax purposes). YOU ARE URGED TO SEEK INDEPENDENT TAX, ACCOUNTING AND/OR LEGAL COUNSEL WIH RESPECT TO THIS POTENTIAL INVESTMENT AND THE POTENTIAL TAX IMPACTS OF THE INVESTMENT AND THE OWNERSHIP OF THE CLASS A SHARES.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect ownership interest in 35.

USE OF PROCEEDS

Proceeds. The maximum gross proceeds to 35 from the sale of the Class A Shares are $3,500,000. Funds generated from this offering will be used to develop, produce, market, and sell the Film, the detail of which is further discussed in the Film Production Activities and Account Budget tables below. The Class A Shares are being offered by 35 on an all or none basis and such offering is being managed by the Manager. All subscription funds which are accepted will be deposited directly into 35’s segregated impound account at Sterling Savings Bank located at 601 Union, Street Seattle, WA 98101 (the “Bank”), as required by the State of Washington. Subscription funds placed in the impound account may only be released once the offering threshold of $3,500,000 is raised (the “Offering Amount”) and upon the issuance of a letter of direction from the Department of Financial Institutions of the State of Washington. No investor may purchase more than 250 Class A Shares ($2,500) in this offering. The purchase price for the Class A Shares is $10, plus a $.50 per Class A Share Bank processing fee, and will be payable in full upon subscription. The Bank processing fees are strictly pass-through with no additional mark up by 35. 35 does not make any money in these transactions. The processing fees are paid directly to the Bank and are subtracted from each payment prior to the funds being deposited into 35’s impound account. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is paid to Bank to cover the processing fee, and $100 would be placed in 35’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 is paid to the Bank and $3,500,000 are the gross proceeds to 35. If 35 does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any. However, the $.50 per Class A Share Bank transaction fee paid upon the purchase of the Class A Shares shall not be refunded. The rate of interest earned on 35’s impound account will be determined by Bank. The current interest rate on the impound account is 0%. It should be noted that Manager and its affiliates have the right, but not the obligation, to purchase Class A Shares, however, there are no plans or arrangements for affiliates or Manager to purchase Class A Shares in this offering. If the offering is over-subscribed, no additional funds over $3,500,000 will be accepted. In the event the Manager does not apply all of the funds in the production of the Film, any remainder will be distributed to the Class A Shareholders, as soon as practicable, on a pro-rata basis, pursuant to and according to the terms of the Operating Agreement. If the funds raised are exhausted prior to completion of the Film, the Manager, in its discretion may, in each case according to the terms of 35’s the Operating Agreement, either (i) sell or purchase the incomplete Film, upon Class A Shareholder approval, in cash, for fair market value, as reasonably determined below, or (ii) upon Class A Shareholder vote and by a simple majority of the voting Class A Shares, arrange for additional financing, thereby proportionately diluting the original investors’ ownership (35 presently has no financing arrangements or credit lines available), or (iii) wait until such time a reasonable commercial transaction can be affected with respect to the disposition of the Film. In the event that Manager is purchasing the Film, the fair market value purchase price will be determined by Manager on the basis of, and will be equal to, the amount which would be obtained in a transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell. Manager will bid the Film assets to those who might desire to purchase the assets. This in no way means that there will be such interested parties. It is entirely possible that the Film’s assets are worthless and that the fair market value of such assets is zero.

Budget and Production Services. The budget information below contains 35’s main expenditures for production of the Film, which does not include costs for distribution of the Film. The source of funds for all of the activities described in the table is the proceeds raised from the offering. 35 plans to execute a production services agreement with a film production company within 90 days after the close of this offering. If 35 is unable to sign a production services agreement with a production company within this time frame, all proceeds raised will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any, in accordance with the terms described in the “PROSPECTUS SUMMARY – The Offering” and the “USE OF PROCEEDS – Proceeds” Sections above. .

The production services agreement will cover all of the production and post production activities described in the table below. 35 can provide no further status on these activities because a yet to be determined third party will be contractually responsible for executing them. 35’s agreement with the production company, if executed, will be structured so as to release funds in accordance with a cash flow schedule. This cash flow schedule, which has yet to be negotiated, will pay the production company upon 35’s acceptance of certain deliverables.

It is anticipated that 35 will sell the Film to a distributor. This budget information accurately reflects those areas where substantially all of the funds will be spent, including the source of such funds. It is the opinion of 35 and Manager that the amounts illustrated below will cover the costs of producing and completing the Film. Currently, 35 does not plan to finance the Film from any other source other than the offering, however, 35 does have the right to do so.

Film Production Activities

Description	Info	Notes
Date:	Oct 22, 2008

Production Company:	*TBD	The production company will be selected within 90 days after the close of the offering. In the event a production services agreement is not executed within this time frame, investment funds will be promptly returned under the terms of the Prospectus.

Production Title:	35

Production Manager:	TBD	The production manager will be chosen by the production company selected to produce the film.

Producer:	TBD	Selection of the producer will also fall under the production services agreement that 35 anticipates executing with a production services company within 90 days after the close of the offering.

Director:	TBD	Selection of the director will also fall under the production services agreement that 35 anticipates executing with a production services company within 90 days after the close of the offering.

Start Date:		Within 90 days after the offering closes

Finish Date:		Within 120 days of production company selection and execution of a production services agreement.

Script Pages:	93	Currently, the script is 93 pages, but the page total may change after development input.

*	TBD means “To Be Determined” based on the date of the close of the offering. Please review the Notes of each section for information relating to the number of days after the close of the offering each activity will take to complete.

The sale of the Film is anticipated to occur within 270 days after execution of the production services agreement.

The following budget is an estimate only. A more specific budget will be developed, should the offering be successful, based on the final script, producer, director, cast, and schedule. Account specifics and number of days after execution of a production services agreement may change, while the grand dollar total will remain the same.

ACCOUNT	BUDGET
Story and Other Rights	$ 46,680
Producer’s Unit	$ 248,200
Director’s Unit	$ 155,470
Talent	$ 320,940
Travel/Living	$ 82,730

TOTAL STORY, PRODUCER, DIRECTOR, TALENT, T/L	$ 854,020
Production Staff	$ 221,660
Art Direction	$ 49,640
Set Construction	$ 16,550
Set Decoration	$ 66,190
Property Department	$ 33,090
Camera Operations	$ 16,550
Electric Operations	$ 82,730
Grip Operations	$ 66,190
Mechanical Effects	$ 16,550
Set Operations	$ 16,550
Wardrobe Department	$ 66,190
Makeup & Hair Department	$ 57,910
Location Department	$ 223,200
Transportation Department	$ 223,200
Atmosphere	$ 49,640
Production and Film Lab	$ 132,370

TOTAL PRODUCTION	$1,338,210
Editing	$ 122,370
Post-Production Film/Lab	$ 33,090
Post-Production Sound	$ 66,190

ACCOUNT	BUDGET
Music	$ 48,650
Titles	$ 16,550
Opticals	$ 8,270
Post-Production Travel/Living	$ 8,270

TOTAL POST PRODUCTION	$ 303,390
Delivery Requirements	$ 49,640
Miscellaneous	$ 16,550
Production Management Fee	$ 300,000
Legal Costs	$ 34,840
Accounting	$ 27,870
Registration Fees	$ 17,420
On line Marketing:
PR Campaign	$ 6,970
Purchase of email lists	$ 3,480
Google adwords	$ 2,090
Yahoo sponsored links	$ 2,090
Constant Contact direct email	$ 1,390
Bank Fees	$ 27,870

TOTAL OTHER	$ 490,210
TOTAL STORY, PRODUCER, DIRECTOR, TALENT, TRAVEL/LIVING	$ 854,020
TOTAL PRODUCTION	$1,338,210
TOTAL POST PRODUCTION	$ 303,390
TOTAL OTHER	$ 490,210
SUB-TOTAL	$2,985,830
Completion Bond	$ 59,220
Insurance	$ 36,930
Contingency	$ 418,020

GRAND TOTAL	$3,500,000

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the “AUDITED FINANCIAL STATEMENTS” Section and related notes and other financial information contained in the Film Production Activities and Budget tables in the “USE OF PROCEEDS” Section immediately above.

Non-Production Activities Costs Prior to Commencement of the Offering

35 is a development stage company and lacks any historical operating income or expense. The non-production activities costs that are paid “out of pocket” by Manager prior to the commencement of the offering are:

Description	Amount ($)
SEC Registration Fees	137.55
State Registration Fees	12,655.00
Legal Services	50,000.00
Accounting Services	6,000.00
Total	68,792.55

These costs are at Manager’s risk of loss, and are recoverable only if 35 raises the Offering Amount. Manager, as a promoter, has also contributed intangible assets in the amount of $458,000, which are non-reimbursable, as further described in “PROMOTER’S INTANGIBLE ASSET CONTRIBUTIONS AND TANGIBLE BOOK VALUE – Promoter’s Intangible Asset Contributions”, none of which is recoverable by Manager. If 35 raises the Offering Amount, then 35 anticipates that the funds required to produce the Film will be spent in accordance with the amounts and dates described in the Film Production Budget and Activities table in the “USE OF PROCEEDS” Section above.

Liquidity and Capital Resources

35 expects that the funds provided by this offering will be sufficient for 35 to develop, finance, produce, market, and sell the Film and provide for the expenses described in the Film Production Budget table contained in the “USE OF PROCEEDS” Section above. 35 has no other source of liquidity or capital. If 35 does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any if any, in accordance with the terms described in the “PROSPECTUS SUMMARY – The Offering” and the “USE OF PROCEEDS – Proceeds” Sections above. The rate of interest earned on 35’s account will be determined by the Bank. The current interest rate on Bank’s demand deposit account is 0%.

35 plans to produce only one film, “35” (the “Film”). Whether or not 35 completes the Film, 35 will not produce or attempt to produce another film.

Sole Source of Projected Revenue

It is anticipated that the Film will be sold to a distributor, however, no plans or arrangements to sell the Film to a distributor currently exist. Sale to a distributor will be 35’s sole source of revenue.

Future Results of Operation

35’s future operating results will be subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond 35’s control.

The commercial potential of the Film is impossible to predict. Therefore, it is impossible to predict 35’s income or losses with any accuracy.

Changes In Control

There are no arrangements including any pledge by any person of securities of 35 which would result in a sale all or substantially of the equity ownership of 35.

OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS;

AND FEDERAL TAX ASPECTS

Investors’ cash investment in 35 (subject to the minimum aggregate investment requirements) will be made in the form of capital contributions to 35, in the amount of $10.00 per Class A Share. Investors will receive Class A Shares in exchange for their investment. The Class A Shares will entitle the investor to receive allocations of profits and losses of 35, and distributions of cash, in the proportions as summarized below and as specifically provided in the Operating Agreement. The Common Shareholder and the Class A Shareholders will be referred to herein collectively as the “Shareholders”. 35 will maintain, on behalf of each investor, a capital account in accordance with the terms of the Operating Agreement and the federal income tax laws and regulations. Assuming that the Offering Amount is raised, the investors will own all 350,000 Class A Shares. Ownership, allocations of tax items (such as loss and gain), and distributions of cash (summarized below) shall be conducted in accordance with the terms of the Operating Agreement as described below.

Ownership; Class A Shares. The ownership of 35 shall be in the form of two classes of limited liability company units (collectively, the “Shares”): One (1) Common Share and Class A Shares. 35 is authorized to issue 350,001 total Shares, comprised of One (1) Common Share and 350,000 Class A Shares. Only Class A Shares are being offered in this offering; no further issuances of Common Shares will be made.

At the end of any given fiscal year during which 35 is in operation, 35 will make allocations of all items of 35’s income, gain, loss, or deduction (via a “Schedule K-1,” on Internal Revenue Service Form 1065), and distributions of cash, to its Members, in accordance with the terms of the Operating Agreement, and as described below.

1.	Allocations of profits and losses. At the end of each fiscal year during which 35 has operated, 35 will allocate (via Schedule K-1) 35’s net profits and losses (as further described in the Operating Agreement), as follows:

The Class A Shareholders are entitled to a return equal to the amount of their original investment plus 5% (the Class A Priority Return”). Until the Class A Priority Return has been fulfilled, all allocations of profits and losses of 35 will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

Once the Class A Priority Return has been fulfilled, all allocations of profits and losses of 35 will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

2.	Distributions of Cash. In the event that 35 has produced a profit, then the Manager will calculate the cash distribution for the Shareholders. If the Manager determines that there is cash to distribute to the Shareholders, such distribution will be made as follows:

Until the Class A Priority Return has been fulfilled, all distributions of cash will be made 100% to the Class A Shareholders, pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings. NOTE THAT 35 IS NOT OBLIGATED TO MAKE A DISTRIBUTION OF CASH TO SHAREHOLDERS, EXCEPT AS DESCRIBED BELOW. The Manager may decide to retain cash, in its sole discretion, as working capital to fund continuing operations or to make capital expenditures. However, 35 and Manager will be obligated to make a minimum distribution of cash to the Shareholders in any given year in which 35 has produced a profit, in an amount not less than each Shareholder’s respective tax liability attributable to each such Shareholder’s allocated share of the profit.

Once the Class A Priority Return has been fulfilled, all allocations of profits and losses of 35 will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

For example, if the Class A Shareholders have collectively invested $3,500,000 of capital in 35, and 35 then sells the Film for $4,000,000, 35 then distributes:

•	$3,500,000 to the Class A Shareholders (i.e., equaling a return of their invested capital); and

•	$175,000 to the Class A Shareholders (i.e., equaling the Class A Priority Return – 5% of $3,500,000); and

•	50% to the Common Shareholder and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

PLEASE NOTE THAT THE FOREGOING IS JUST AN EXAMPLE OF A POTENTIAL SCENARIO; NOTHING IN THIS EXAMPLE SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT. 35 EXPECTS TO INCUR OPERATING LOSSES IN AT LEAST ITS FIRST YEAR OF OPERATIONS, AND POSSIBLY BEYOND.

3.	Federal Tax Aspects. The following income tax information is based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations (“Regulations”), and current judicial and administrative decisions through the date of this Prospectus. This information only represents a summary of the material tax consequences affecting individuals who become Members in 35. No ruling from the Internal Revenue Service (“IRS”) or opinion of counsel as to the tax treatment affecting Members has been sought. No assurance can be given that legislation or judicial or administrative changes will not modify this summary in the future. Because it is impractical to comment on all aspects of federal, state, and local tax laws which may affect the tax consequences of participating in 35, each prospective Member should satisfy himself as to the income and other tax consequences of this investment by obtaining advice from his own tax counsel. The following tax matters, however, are of particular significance:

Tax Status of 35: 35 is a limited liability company organized under the limited liability company laws of the state of Washington, specifically RCW 25.15, (the “LLC Act”), now in effect or as amended. The LLC Act and the Operating Agreement of 35 have been structured by the Manager so that 35 should be treated as a partnership for federal income tax purposes. If 35 is classified as a “partnership” for federal income tax purposes, each item of income, gain, deduction, credit and loss will flow through 35 to the Shareholders substantially as though such Shareholders had incurred such income, gain, deductions, credits and losses directly. Accordingly, each Shareholder will be required to include on his tax return his share of income, gains, deductions, credits and losses of 35. Each Shareholder will be required to include his share of income or gain from 35 in his taxable income regardless of whether any cash distributions are made by 35. 35 will not receive an opinion of counsel regarding its treatment as a partnership for tax purposes, nor will it obtain an Internal Revenue Service ruling. A series of published revenue rulings has been promulgated by the Internal Revenue Service indicating that limited liability companies organized under state laws similar to the laws of the State of Washington, whose operating agreements contain certain specified provisions, will be taxed as partnerships and not as associations taxable as corporations. No assurance can be given that the Internal Revenue Service will recognize 35 as a partnership for federal income tax purposes rather than an association, even though the Manager believes such result is likely.

Adjusted Basis for Shares: A Shareholder may not deduct in any year from his taxable income his share of 35’s losses in excess of his tax basis for his interest in 35 at the end of 35 tax year. Any such excess is allowed as a deduction at the end of 35 tax year in which the Shareholder again has a tax basis for his interest. In general, a Shareholder’s basis in his Shares should include the amount of his capital contributions to 35, and his share of liabilities of 35 as to which no member has any personal liability. This conclusion is based on analogous holdings of the Internal Revenue Service affecting entities organized as partnerships under state law. In general, a Shareholder’s basis in his Shares should be increased by additional capital contributions to 35 and profits of 35 allocable to the Shareholder. Finally, such Shareholder’s adjusted basis in his Shares will be decreased by distributions made to such Shareholder and by losses allocable to such Shareholder.

At-Risk Limitations: A Shareholder also may not take deductions for 35’s losses in an amount exceeding the amount with respect to which he is “at risk” at the end of each 35 tax year. Suspended losses would be allowable under the at-risk rules in a subsequent year to the extent the Shareholder’s at-risk amount exceeds zero at the close of such year. If a Shareholder’s amount at risk is less than zero at the close of a year, the negative at-risk amount would be recaptured as ordinary income for such year. In general, the amount which any Shareholder would be “at risk” with respect to 35 at the end of any 35 tax year will be the same as his tax basis for his interest.

Allocation of 35 Revenues and Expenses: The Operating Agreement provides for the allocation of all costs and revenues among the Shareholders. The Operating Agreement also provides that, to the extent permitted by law, all tax deductions are allocated to the party who was charged with the expenditure giving rise to the deductions, and tax credits, if any, are allocated in the same ratio as revenues are shared when the credit arises.

The allocations of income, gain, loss, deduction or credit by 35 will be recognized for federal tax purposes provided such allocations have substantial economic effect. Regulations under Code Section 704(b) provide guidelines regarding when an allocation will be considered to have substantial economic effect. In order to comply with these regulations, the Operating Agreement contains provisions reallocating 35’s tax items in order to avoid or eliminate any negative Capital Account for the Shareholders. It is possible that these reallocation provisions will alter the method in which the Shareholders share the profits and losses of 35. Although the IRS may generally challenge the allocations made by 35, the Manager believes that it is more likely than not that such allocations will have substantial economic effect and will be recognized for federal income tax purposes. To the extent an allocation is not recognized for federal income tax purposes, the items involved would be ascribed to each Shareholder in accordance with his interest in 35. The tax treatment of any item, the allocation of which is not recognized for tax purposes, will depend upon its nature in the hands of the Shareholders concerned.

Passive Income and Losses: Under the Tax Reform Act of 1986, losses from passive activities for Shareholders may not offset other income of a taxpayer such as salary, interest, dividends and active business income. Deductions from passive activities may offset income from passive activities. Credits from passive activities generally are limited to the tax attributable to income from such passive activities. Disallowed losses and credits are carried forward and treated as deductions and credits from passive activities in subsequent taxable years. Disallowed losses from an activity are allowed in full when the taxpayer disposes of his entire interest in the activity in a taxable transaction. Such losses are allowed first against any gain on disposition, second against any net passive income and last against trade, business and portfolio income. Passive activities include trade or business activities in which the taxpayer does not materially participate. The limitation on passive activity losses applies to individuals, estates, trusts, closely held Subchapter C corporations and personal service corporations. Because 35 confers limited liability on the Shareholders, its business operations are expected to be classified as a passive activity.

If a Shareholder’s Shares are sold, he will be required to recognize taxable gain or loss on the sale measured by the difference between the amount realized by him upon such sale and his adjusted tax basis for his interest. Assuming the Shareholder is not a dealer for purposes of the Code, any gain or loss realized on the sale will be taxed as capital gain or loss (long-term if the interest has been held for more than one year), except to the extent that the sale price is attributable to his allocable share of depreciation recapture 35. The portion of the sales price attributable to these items will be taxed to the selling Shareholder as ordinary income.

Current tax laws impose information reporting requirements with respect to transfers of partnership and limited liability company units. The transferor is required to notify 35 within 30 days of the exchange. Such notification must include the names and addresses of the transferee and transferor, the date of the exchange and the taxpayer identification number of the transferor and, if known, of the transferee. The transferor transferring an interest in 35 may be required to attach a statement to his or her income tax return disclosing the fact that he or she has transferred such interest during the taxable year for which the return is filed.

Alternative Minimum Taxes: Individuals are subject to an alternative minimum tax based on 26% of the excess of alternative minimum taxable income over the exemption amount ($62,550 for a married couple filing a joint return, $42,500 for unmarried persons, and $31,275 for those married filing separately) for alternative minimum taxable income up to $175,000, and 28% for alternative minimum taxable income over $175,000, to the extent this tax exceeds the regular tax liability. The exemption amount is phased out at a rate equal to 25 cents on every dollar of alternative minimum taxable income in excess of $150,000 for a married couple filing a joint return ($112,000 for singles and $75,000 for married filing separately). Alternative minimum taxable income is equal to adjusted gross income plus specified tax preference items minus certain itemized deductions.

BUSINESS

General. 35, LLC (“35”) is a Washington limited liability company formed in May 2008 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, 35 (the “Film”). The Film tells three intersecting stories of high school friends having trouble turning 35. We anticipate that the Film will be sold to a distributor, however, there are no plans or arrangements with any distributors currently in place. The budgetary information described in this Prospectus, does not include costs for distributing the Film.

We are a limited liability company managed by IndieShares Management, LLC, a Washington limited liability company (the “Manager” or the “Common Shareholder”) formed in May 2008 to manage 35 and future companies similar to 35. The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the “Common Share” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) of 35. George Brumder and Julie Chase each own 33% of Manager while Jay T. Schwartz owns 34%. Prior to the issuance of “Class A Shares” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) pursuant to this offering, Manager is the sole owner of 35.

35 plans to engage in the business of developing, financing, producing, and marketing the Film with Manager, and with other third parties and affiliated entertainment companies, specifically IndieShares. No compensation will be paid by 35 to any of its affiliates, including IndieShares. The only forms of compensation that may be paid by 35 to Manager are, (i) a fee paid to Manager, only if the Offering Amount, as defined in the “PROSPECTUS SUMMARY – The Offering” Section above, is raised, for production management services (the “Production Management Fee”) pursuant to the services agreement executed between Manager and 35 (see Exhibit 10.2) and (ii) contingent compensation in Manager’s capacity as the Common Shareholder. The Production Management Fee paid to Manager shall equal $300,000. The Manager will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure 35’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) corresponding with Class A Shareholders providing updates on the progress of the Film project, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) distribution of proceeds from sale or distribution to Shareholders. Since this is an “all or none” offering, if the Offering Amount is not raised then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from 35’s impound account. Any additional cash or compensation paid to Manager shall only be in Manager’s capacity as the Common Shareholder and is contingent upon the Film generating a profit. The Common Shareholder will benefit from its share of the Film’s profits, if any, only after the Class A Shareholders have received their Class A Priority Return (their original investment plus 5%). Any remaining cash available for distribution after that will be distributed pro rata among the Shareholders in accordance with their ownership percentages, as further described in “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” above.

IndieShares will be engaged to assist with the Film’s technology, marketing, and production related requirements, but will not earn compensation for such services. Manager believes that any compensation paid to any of its affiliates should come from Manager’s share, in its capacity as the Common Shareholder, of the profits of 35, which are allocated and distributed to the Manager as described in the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section above. 35 anticipates that the Film will be developed primarily for sale, but potentially for theatrical, DVD, and television release in the United States and in foreign markets.

Upon completion of the offering, 35 will engage in the development and potential production of the Film. Film, and two other scripts, “Break of Dawn” and “Waitlist”, were initially selected from a pool of over 500 scripts that were submitted to, and reviewed by, IndieShares, LLC, a Washington limited liability company owned by Jay T. Schwartz, Julie Chase, and George Brumder (“IndieShares”). Among these three scripts, 35 earned the highest IndieScore—IndieShares’ proprietary measure of a script’s commercial viability based on several industry standard evaluation criteria, including premise, characterization, dialogue, cinematic structure, storyline and production values. By the time the offering is declared effective, the public will have confirmed or rejected the selection of the Film in a voting event hosted on the IndieShares website. Throughout the voting period, the public will be able to watch on-line videos describing each story, read a summary of the script prepared by a professional script development consultant, view a sample of the actual script, and read the writers’ bios. They will then be asked to cast a single vote for the story they think would make the best film. The story achieving the highest number of votes will be determined the winner of the voting event. If the winner of the voting event is not Film, this offering will be amended with the name, synopsis, and summary of the winning story. The budget information found in the “USE OF PROCEEDS” Section contains information that can apply to each of the three stories. In the event one of the other two stories is selected, neither the amount of the offering nor the Class A Share price will change. Film has no operating history. There is no assurance that Manager or 35 will successfully implement their business plans or strategies. However, 35 will work with IndieShares to develop an online marketing strategy for the Film once this offering has been declared effective by the SEC and applicable state and Canadian provincial securities regulatory agencies. Once the Registration Statement that contains this Prospectus has been declared effective and the Film’s website is developed, each of the Film’s investors will be able to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot.

Film Production Comments

Description	Comment
Development of Story and Screenplay	The screenplay, “35”, requires minor changes so the story can be shot within budget and still retain its original character. The selected production company will be responsible for such screenplay development.

Producer	The production company, selected after the production funds are raised, will be obligated to deliver the Film on time and on budget. The exhibits to the production services contract will include, approved budget, production schedule, and cash flow. The production company’s compensation will be tied to acceptable delivery of the Film. The terms of the production agreement will also permit 35 to step-in and replace the selected production company with another for non-performance. The Manager will be responsible for managing any production services contracts and relationships on behalf of 35.

Director	The director will be selected by the production company as part of its contractual responsibility, but subject to 35’s approval.

Cast	Casting is the production company’s responsibility; however, each cast member is subject to 35’s approval.

Travel and Living	Expenses paid by 35 as part of its agreement with the production company. These expenses are included in the overall budget of the Film.

Contingency	Funds held in reserve in the event of a cost overrun. Any excess contingency will be distributed back to the investors pro-rata

Legal	Legal services associated with the offering and 35 formation.

On line Marketing	Fees paid to search engines, such as Yahoo and Google, and non-affiliated third parties, such as a graphic artist and web developer for creation of the Film’s web presence. For clarity, hosting fees will be paid for by IndieShares and will not be part of the production budget. Company will not have to reimburse IndieShares for web hosting fees.

Bank Fees	Fees charged by 35’s financial institutions.

35’s website will be a dedicated sector on www.indieshares.com utilizing the web address, www.indieshares.com/35. 35 and Manager will have absolute control over the content of the Film’s website. However, 35’s web site will not “go live” unless this offering has been declared effective by the SEC and applicable state and Canadian provincial jurisdictions. If and when the offering is declared effective by the SEC and the applicable states and provincial jurisdictions, it will take no more than 60 days for the 35 website sector to become fully functional – i.e., all necessary software coding, graphic artwork, and internet advertising strategy that 35 will need in order to solicit and service investors will be completed within that 60 day period. For clarity, The Offering Period will commence upon the sale of the Class A Shares, not upon the Prospectus being declared effective. First, 35’s website sector will be coded to only allow access to those prospective investors that reside in jurisdictions where the offering is registered. Prospective investors must provide their addresses and zip codes. If a zip code does not match that of a jurisdiction where the offering is permitted, access is denied. A graphic description will also be developed illustrating how one would go about investing in 35. Once the prospective investor determines that they want to invest in 35, a cross reference is done with the billing address used for the credit card and the address originally provided. If the addresses do not match, then the transaction is canceled. Second, 35’s website sector will permit investors to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot. Third, the adwords and sponsored links offered by Google and Yahoo must be selected and managed, since they operate as a continuous auction (see www.google.com and www.yahoo.com for further information on adwords and sponsored links). Google and Yahoo continuously determine the amount of internet traffic associated with specific words and search terms. The more traffic certain words and terms receive, the more expensive they get. In order to control costs, Manager and IndieShares will monitor search terms and determine how much each is worth for the traffic received. Words that are of little value will be discarded and Manager, along with IndieShares, will constantly be re-formulating optimal combinations of terms for maximum, cost effective search exposure of 35. This process is called search engine optimization. Furthermore, Google and Yahoo provide customers with the ability to restrict and test searches within specific jurisdictions. In 35’s case, search terms will be restricted to those jurisdictions where the offering is registered. Lastly, 35’s website sector must also be able to reliably accept payments from investors. Once the offering is declared effective, 35 and IndieShares will implement and test 35’s payment capabilities, which will be similar to most electronic commerce sites that accept credit/debit card payments for merchandise. For clarity, IndieShares does not and will never collect payments or manage the payment collection process; only 35 will deal with Investors’ investments.

Online marketing will be used in 35’s efforts to sell the Class A Shares. The online marketing that will be conducted by 35, with the assistance of Manager and IndieShares, covers the following areas. First, adword and sponsored link optimization as described immediately above. Second, IndieShares will research which email lists are available for purchase. Third, 35 will use Constant Contact, Inc. (“Constant Contact”) a third party email distribution company, to distribute email communication on 35’s behalf. Constant Contact is a well known provider of third party email distribution services and using Constant Contact will allow 35 to efficiently update prospective investors and investors on events related to the Film. For further information on Constant Contact visit www.constantcontact.com. Our contract with Constant Contact will be a monthly subscription terminable at any time by us. 35 does not consider its agreement with Constant Contact a material contract.

“35” Synopsis

“35” is a web of interweaving stories that center on Henry, a dying AIDS patient. Facing Henry’s imminent death are three 35-year old high school friends, who believe that opportunities for happiness are running out.

Christopher is tiring of his older boyfriend and is worried that his days as a “boy toy” are nearing an end. Jack feels stuck as a suburban dad and may throw his life away to be with a high school girlfriend. But he doesn’t know her secret and true intentions. Laurey is a mother and wife. She lands a dream job as a writer for a hip TV show by lying about her age and marital status. She’s not sure how far she’ll go to keep the truth from surfacing.

We follow each character’s story through another character’s point of view as they pursue their dreams or chase their regrets. Some use betrayal and revenge to right their past wrongs. Others use little white lies to get what they want. In the end shocking secrets are exposed and they all learn that being 35 is the right age to discover who they truly are.

Author: Beverly Neufeld

Beverly Neufeld received the Samuel Goldwyn Award for her drama, “Brown Widow.” “Brown Widow” also won the UCLA Screenwriting Showcase and placed at the Chesterfield Competition. More recently, Beverly was a finalist in the Nicholl Fellowships screenwriting competition twice and won first place in Scriptapalooza’s TV sitcom competition.

In the past few years, she has written four features and penned TV specs for “Two And a Half Men” and “Curb Your Enthusiasm.” Currently, she is working on an original drama pilot and two more features.

Beverly freelances as a script reader and script doctor for various agencies, producers and competitions. She is also the founder and co-president of the UCLA Screenwriting Alumni Organization (a.k.a. “The UCLA Cartel”).

Beverly is a graduate of UCLA’s MFA Screenwriting program, where she received 3.5 Fellowships and a scholarship to study screenwriting in Tel Aviv. She is also a member of the Writer’s Guild of America, West.

IndieShares

Summary: IndieShares, LLC, (“IndieShares”) is a Washington limited liability company and an affiliate of 35. IndieShares will provide technology and associated film productions services to 35, such as:

•	Web hosting services;

•	Marketing and advertising; and

•	Physical production management services as requested by Manager.

IndieShares, like Manager, is managed, owned, and controlled by Jay T. Schwartz, George Brumder, and Julie Chase. Julie Chase and George Brumder each own 33% of IndieShares while Jay T. Schwartz owns 34% of IndieShares. IndieShares will facilitate involving 35’s investors in a virtual filmmaking experience by providing technology services to 35. For example, at 35’s website sector, hosted and serviced by IndieShares, investors will be able to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot. This process will give investors the ability to recreate and share their investment and filmmaking experiences with others. IndieShares may assist 35 with procuring the technological ability to accept investor payments and accurately manage their accounts, but will not coordinate these payments. For example, 35 will be responsible for creating and managing its own bank and impound account. 35 will also be responsible for all investor payment, payment distribution, if any, and required investor correspondence. It should be noted that IndieShares does not solicit or contract with investors in any way. IndieShares plans to provide like services to other issuers similarly structured to 35. IndieShares does not currently offer similar services to any other company. IndieShares’ website can be found at www.indieshares.com.

Internet Advertising

Once the offering is declared effective by the SEC and target registration states, 35 is permitted to generally solicit investors who reside in those states by use of various advertising mediums, such as print, radio, TV, and the Internet. 35 plans to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at 35’s website sector where prospective investors, who must register on 35’s website and live in jurisdictions where the Class A Shares are permitted to be offered and sold, can find additional information on the production of the Film and may initiate a purchase of Class A Shares in compliance with the Subscription Agreement.

35’s online marketing will function primarily through a combination of Google adwords and Yahoo sponsored links. 35 may also purchase select email distribution lists that cover film enthusiasts, however, no lists have been either identified or purchased and will not be until after this offering has been declared effective. 35 will use Constant Contact as its email distribution vendor. There is no written agreement between Constant Contact and 35. Constant Contact is a subscription service that charges a monthly fee for email communications. 35 plans to drive traffic to its website sector via its use of Google and Yahoo’s adwords and sponsored links and email distribution via Constant Contact. Once traffic arrives at 35’s site, prospective investors will be able to review the site contents, including the ability to view and download the entire Prospectus, and purchase Class A Shares if they so desire and meet the requirements of the Subscription Agreement.

The Prospectus will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on 35’s website sector.

IndieShares Management, LLC and Compensation

IndieShares Management, LLC (the “Manager”) was formed on May 7, 2008 and has no operating history. Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, 34%, 33%, and 33% respectively. The only forms of compensation that may be paid by 35 to Manager are, (i) a fee paid to Manager, only if the Offering Amount is raised, for production management services (the “Production Management Fee”) pursuant to the services agreement executed between Manager and 35, see Exhibit 10.2, and (ii) contingent compensation in Manager’s capacity as the Common Shareholder. The Production Management Fee paid to Manager shall equal $300,000. The Manager will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure 35’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) corresponding with Class A Shareholders providing updates on the progress of the Film project, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) distribution of proceeds from sale or distribution to Shareholders. Since this is an “all or none” offering, if the Offering Amount is not raised within the Offering Period, then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from 35’s impound account in accordance with the “Impound Agreement” as shown in Exhibit 10.1. Any additional cash or compensation paid to Manager shall only be in Manager’s capacity as the Common Shareholder and is contingent upon the Film generating a profit. The Common Shareholder will benefit from its share of the Film’s profits, if any, only after the Class A Shareholders have received their Class A Priority Return (their original investment plus 5%). Any remaining cash available for distribution after that will be distributed pro rata among the Shareholders in accordance with their ownership percentages, as further described in “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section. IndieShares will be engaged to assist with the Film’s technology, marketing, and production related requirements, but will not earn compensation for such services. Manager believes that any compensation paid to any of its affiliates should come from Manager’s share, in its capacity as the Common Shareholder, of the profits of 35, which are allocated and distributed to the Manager as described in the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section. 35 anticipates that the Film will be developed primarily for sale, but potentially for theatrical, DVD, and television release in the United States and in foreign markets.

Securities Offered

The material terms regarding the Class A Shares are as follows:

35, and the relative rights and obligations of its members, are governed by 35’s limited liability company agreement, found in Exhibit 4.1 of this Prospectus (the “Operating Agreement”). The material provisions contained within the Operating Agreement pertain to the following:

1.	Class A Shareholder Voting Rights

One (1) Common Share has been issued to Manager, and 350,000 Class A Shares will be issued to the investors upon successful completion of this offering. Only Class A Shares will have voting rights, one vote per share, and the only matters that the Shares are authorized to vote on under the Operating Agreement, once proposed by Manager, are:

•	Amendments to the certificate of organization;

•	The approval of a merger;

•	Any additional offerings of shares in 35; and

•	Selling all of 35’s assets (other than as part of a film distribution arrangement).

As set forth in the Operating Agreement, except as set forth above, the activities of 35 do not require Shareholder approval and are left to the Manager’s discretion, such as:

•	Selection of and contracting with any third parties for goods and services related to production of the Film;

•	Managing day-to-day production and website related activities;

•	Employment decisions;

•	Entering into a sale or distribution agreement for the Film; and

•	The cessation of all or a substantial part of our business or the dissolution of 35.

In the event a Shareholder vote is required, 35 will solicit electronic proxies from the Shareholders.

2.	Control of 35, LLC, and IndieShares Management, LLC

35 is a manager-managed Washington limited liability company and the manager of 35 is IndieShares Management, LLC (the “Manager” or the “Common Shareholder”). The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the Common Share. Manager has the authority to control the business of 35 and also has the right to make any and all decisions affecting the business of 35. Manager, on behalf of 35, has the authority to execute all contracts, agreements, licenses and other documents, and to make withdrawals from 35’s checking, savings and similar accounts. Manager also has the following rights and powers which it may exercise at the cost, expense and risk of 35:

A.	To expend the capital and income of 35, if any, in the furtherance of 35’s business;

B.	To execute and deliver promissory notes, checks, drafts, and other negotiable instruments on behalf of 35;

C.	To hire or engage on behalf of 35 such employees, independent contractors and personnel as the Manager deems necessary or appropriate, including but not limited to affiliates of 35, in order to conduct 35’s business;

D.	To employ such attorneys, accountants and other persons, subject to the terms otherwise stated herein, as the Manager deems necessary or advisable to carry out the purposes of 35;

E.	To purchase from or through others, casualty and other insurance which the Manager deems advisable, appropriate, convenient or beneficial to 35;

F.	To delegate or assign all or any of its duties rights or obligations and employ, or contract with any person deemed in its discretion necessary or desirable for the transaction of the business of 35; and

G.	To execute and deliver any and all other instruments to carry out the purposes the business.

3.	Economic Rights and Obligations

The ownership of 35 shall be in the form of two classes of limited liability company units (collectively, the “Shares”): A Common Share and Class A Shares. 35 is authorized to issue 350,001 total Shares, comprised of One (1) Common Share and 350,000 Class A Shares. Only Class A Shares are being offered in this offering; no further issuances of Common Shares will be made as further described in the Operating Agreement.

At the end of any given fiscal year during which 35 is in operation, 35 will make allocations of all items of 35’s income, gain, loss, or deduction (via a “Schedule K-1,” on Internal Revenue Service Form 1065), and distributions of cash, to its members (the “Members”), in accordance with the terms of the Operating Agreement, and as summarized below.

At the end of each fiscal year during which 35 has operated, 35 will allocate (via Schedule K-1) 35’s net profits and losses (as further described in the Operating Agreement), as follows:

A.	The Class A Shareholders are entitled to a priority return equal to the amount of their original investment plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses of 35 will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

B.	Once the Class A Priority Return has been paid, all allocations of profits and losses of 35 will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

C.	In the event that 35 has produced sufficient cash to distribute, then the Manager will calculate the cash distribution, if any, to the Shareholders. If the Manager determines that there is cash to distribute to the Shareholders, such distribution will be made as follows:

i.	Until the Class A Priority Return has been paid, all distributions of cash will be made 100% to the Class A Shareholders, pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings. NOTE THAT 35 IS NOT OBLIGATED TO MAKE A DISTRIBUTION OF CASH TO SHAREHOLDERS, EXCEPT AS SUMMARIZED BELOW. The Manager may decide to retain cash, in its sole discretion, as working capital to fund continuing operations or to make capital expenditures. However, 35 and Manager will be obligated to make a minimum distribution of cash to the Shareholders in any given year in which 35 has produced a profit, in an amount not less than each Shareholder’s respective tax liability attributable to each such Shareholder’s allocated share of the profit.

ii.	Once the Class A Priority Return has been paid, all allocations of profits and losses of 35 will be allocated 50% to the Common Shareholder, and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

For example, if the Class A Shareholders have collectively invested $3,500,000 of capital in 35, and 35 then sells the Film for $4,000,000, 35 then distributes:

•	$3,500,000 to the Class A Shareholders (i.e., equaling a return of their invested capital);

•	$175,000 to the Class A Shareholders (i.e., equaling the Class A Priority Return – 5% of $3,500,000)

•	50% to the Common Shareholder and 50% to the Class A Shareholders (pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings).

PLEASE NOTE THAT THE FOREGOING IS JUST AN EXAMPLE OF A POTENTIAL SCENARIO; NOTHING IN THIS EXAMPLE SHOULD BE CONSTRUED TO PREDICT OR PROMISE AN ACTUAL RESULT. 35 EXPECTS TO INCUR OPERATING LOSSES IN AT LEAST ITS FIRST YEAR OF OPERATIONS, AND POSSIBLY BEYOND.

4.	Restrictions on Transfer of Shares

Significant restrictions have been placed on the transferability of Class A Shares. Class A Shares should be purchased only by persons with the financial ability to acquire and hold the Class A Shares as a long-term investment. Members shall not sell, transfer, assign, pledge, hypothecate, encumber, subject to a security interest or otherwise dispose of their Class A Shares, or any part thereof, except by operation of law.

5.	35 will be dissolved and the assets liquidated upon the earlier of:

A.	Failing to raise the Offering Amount; or

B.	An election to dissolve 35 made in writing by the Manager; or.

C.	The sale, exchange or other disposition of all or substantially all of the assets of 35.

6.	Election of Officers

Officers of 35 may only be selected by the president of the Manager. No election of officers will be conducted by 35 and Members will have no authority to select or elect officers of 35 or the Manager.

7.	Board of Directors

The board of directors of 35 (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding units of Manager. The board of directors of 35 are responsible for appointing the Manager and its officers. The officers of the Manager are Jay T. Schwartz (President), Julie Chase (Chief Marketing Officer and Secretary), and George Brumder (Chief Financial Officer and Treasurer).

8.	Investing

In order to invest in this offering, investors will be required to become a party to the Operating Agreement. You are urged to read the Operating Agreement carefully, as it contains important provisions related to voting, control, and the economic rights and obligations (including, but not limited to, allocations of net loss or profit of 35 for federal tax purposes, and distributions of cash) of 35’s Members. This Prospectus contains those material provisions described in the Operating Agreement. Note that the terms “Shares” and “Shareholders” are used throughout this Prospectus to describe what are in fact limited liability company (“LLC”) units and LLC Members, respectively. LLC units, the governance of LLCs under state law, and the rights of LLC Members, all differ significantly from the governance of corporations and shares of corporate stock under state law, and their treatment under the federal tax laws differs significantly as well (for instance, the limited liability company units issued pursuant to this offering will be considered as partnership units for federal income tax purposes). YOU ARE URGED TO SEEK INDEPENDENT TAX, ACCOUNTING AND/OR LEGAL COUNSEL WIH RESPECT TO THIS POTENTIAL INVESTMENT AND THE POTENTIAL TAX IMPACTS OF THE INVESTMENT AND THE OWNERSHIP OF THE CLASS A SHARES.

Investment Analysis

35 will work to apply the following strategic points in an effort to maximize the value of the Film to investors:

Pre-investment audience input: Upon completion of the offering, 35 will engage in the development and potential production of the Film. Film, and two other scripts, “Break of Dawn” and “Waitlist”, were initially selected from a pool of over 500 scripts that were submitted to, and reviewed by, IndieShares, LLC, a Washington limited liability company owned by Jay T. Schwartz, Julie Chase, and George Brumder (“IndieShares”). Among these three scripts, 35 earned the highest IndieScore— IndieShares’ proprietary measure of a script’s commercial viability based on several industry standard evaluation criteria, including premise, characterization, dialogue, cinematic structure, storyline and production values. By the time the offering is declared effective, the public will have confirmed or rejected the selection of the Film in a voting event hosted on the IndieShares website. Throughout the voting period, the public will be able to watch on-line videos describing each story, read a summary of the script prepared by a professional script development consultant, view a sample of the actual script, and read the writers’ bios. They will then be asked to cast a single vote for the story they think would make the best film. The story achieving the highest number of votes will be determined the winner of the voting event. If the winner of the voting event is not Film, this offering will be amended with the name, synopsis, and summary of the winning story. The budget information found in the “USE OF PROCEEDS” Section contains information that can apply to each of the three stories. In the event one of the other two stories is selected, neither the amount of the offering nor the Class A Share price will change.

Financing: Pursuant to this offering, 35 intends to sell 350,000 Class A Shares for total cumulative offering proceeds of $3,500,000. 35 plans on selling the Class A Shares over the Internet.

Competitive sourcing of the project: 35 will competitively source production services for the Film upon successful completion of the offering.

Investor access to production activities: Investors will be able to participate in certain of the Film’s production activities, such as “chatting” online with the director and actors, and downloading clips from the shoot. Furthermore, potential alternate scene sequences will be built into the production of the Film so investors can help choose how these scenes should be shot.

Statistical analysis and use of data: Throughout the production process, 35, via its website, will ask investors a variety of questions related to the storyline and stylistic elements of the Film. These data will be analyzed in conjunction with previously gathered demographic information and will be used to produce, market, and sell the Film.

Marketing: By use of the statistical data captured throughout the production process, we will be able to react to the desires of our audience and be able to present these data to a prospective buyer of the Film. We anticipate that our ability to react to investor input and present such data to prospective buyers will increase the value of the Film, however, this may not ultimately be the case.

Sale or distribution: If a prospective buyer/distributor is able to understand how investors reacted to the Film throughout its production and also has access to the demographic information related to the investor input, such buyer/distributor should be in a better position to market the Film and therefore mitigate its financial risk. As a result, we believe that the presentation of investor data captured throughout the production process to a prospective buyer/distributor should tend to increase the value of the Film; however, this may not ultimately be the case.

There is absolutely no assurance that 35 will be economically successful.

Overview of Motion Picture Industry

The motion picture industry is a highly complex and competitive business involving both creative and commercial considerations with substantial risks. The industry consists of two principal activities: production, which involves the development, financing and production of motion pictures, and distribution, which involves the promotion and exploitation of completed motion pictures in a variety of media. Each entity involved in motion picture production and distribution is a separate business venture, with its own management and personnel, its own budgetary constraints, and its own method of producing or exploiting motion pictures. The motion picture industry has been and continues to be dominated by the “major” motion picture studios: Paramount Pictures, Warner Bros. (which includes New Line Pictures), Universal Pictures, Sony Pictures Entertainment (which includes both Columbia Pictures and Tri-Star Pictures), MGM-UA, Twentieth Century Fox and the Walt Disney Company (which includes Miramax). These major studios are large diversified entertainment concerns or subsidiaries of diversified corporations which have strong relationships with creative talent, exhibitors, and others involved in the entertainment industry, and whose non-motion picture operations provide stable sources of earnings that offset variations in the financial performance for their motion picture operations. The production of a motion picture traditionally takes place in four stages: development and finance, pre-production, principal photography and post-production. The following general description is intended to provide a basic overview of the industry to aid a potential investor in evaluating the merits and risks of investing in 35.

Production

General. The business of acquiring, developing, producing and distributing movies involves several stages. Entertainment companies evaluate screenplays and programming ideas on an ongoing basis. Depending on the proposed budget for a project and the availability of financing, a company will either (i) acquire the property and proceed to develop, produce and distribute it on its own, or (ii) option the property for a nominal fee and sell or license it to a studio, distributor or larger production company, potentially earning fees and profits depending on its level of involvement, or (iii) elect to act solely as a producer or distributor for the project, earning fees in that capacity (Manager does not anticipate and has no plans to be the distributor of the Film). After evaluating properties and selecting those in which to be involved, entertainment companies work with screenwriters to finalize scripts and screenplays, determine budgets for the projects, identify the methods and sources for financing, package the projects by assembling the talent, including actors, directors, editors and various production subcontractors, oversee the day-to-day filming and editing of the projects, and identify and negotiate with potential distributors, or market the products directly to exhibitors.

Early Stage Development. Early stage development involves the acquisition of pitches, ideas, articles, stories and scripts that are entertaining and commercially viable. These properties are then put into development. Writers are hired, screen stories are worked out and refined, and screenplays are either written or rewritten. When the screenplay has evolved sufficiently to the point where it is ready for pre-production, the project is packaged with talent and the presale process commences.

Development and Finance. Typically in the development stage, a producer will acquire the motion picture rights, or an option on such rights, to a literary property. If that property is not in script form, the producer will engage a writer to draft a screenplay of sufficient detail to present to directors, actors and financiers who may be interested in participating in the picture. At this point, if not already arranged, the producer must secure financing for the picture. Sources of financing include the major film studios, private investors, publicly or privately raised pools of film investment capital, pre-sales, including ancillary rights, and guarantees for United States theatrical distribution rights.

Traditionally, most feature length motion pictures have been financed by the major motion picture distribution companies which advance the entire cost of production of a picture and which recoup that cost, if at all, from the revenues generated by that company’s distribution of the picture in all media. Although this traditional method of motion picture financing through “studio production” continues to exist, an alternative for smaller production companies is financing obtained either from private investors, from the “pre-sale” of distribution rights or through some combination of financing from both private investors and pre-sales. Pre-selling distribution rights enables a producer to receive an advance payment for licensing the right to exhibit or otherwise monetize a picture in one or more media in one or more territories, prior to the release of the picture. For example, a pre-sale might be made for the domestic territory (the United States and Canada) and a separate pre-sale might be made for all other foreign territories as a group or the foreign territories might be pre-sold on either a country-by-country basis or in various groups. The various media to which film rights may be pre-sold include theatrical exhibition, pay television exhibition, United States and Canadian network syndication exhibition, foreign television exhibition, non-theatrical exhibition (e.g., exhibition in airlines, armed forces bases and education institutions), and DVDs.

Occasionally, a portion of the pre-sale advance may be paid upon execution of a pre-sale agreement or during production of the picture. More commonly, the entire advance is payable, sometimes in a series of installments, upon or following the delivery of the completed picture. In the latter case, the producer may attempt to assign its right to receive payment under a pre-sale agreement to a bank as security for a loan to be used in financing the picture. Institutional production financing is, however, generally difficult to obtain for smaller production companies.

A producer’s ability to enter into advantageous pre-sale agreements depends upon many factors, including the quality of the screenplay, the director and the key actors of the picture. The producer’s decision to attempt to obtain pre-sale agreements also depends on many factors, including the availability of alternative financing, the risk profile of his investor group, and the producer’s expectations as to the success of the picture.

Under pre-selling arrangements, the distributors would provide financing in consideration for distribution rights in certain geographic areas, or would make payment commitments under the distribution agreements which could be pledged to financial institutions as collateral for loans to pay production costs. Entertainment companies may also enter into joint ventures with other industry partners to finance the development and production of projects, pursuant to which they would have a net profits interest and could earn additional compensation depending on the services provided by it. Actors and other talent for the Film may perform services in exchange for deferred compensation payable from the first gross revenues earned by the Film.

Manager has the right, but not the obligation, to raise additional equity capital or incur debt to further finance or capitalize the production or distribution of the Film. Manager and 35 do not expect that they will provide deficit financing for the Film, whereby either or both of them would provide funds equal to the difference between the Film’s production costs and the fees received from pre-selling the Film in the United States. It is anticipated that this offering will provide all of the funds necessary for pre-production, principal photography, post production, and marketing, but not distribution, for the Film. However, there is no assurance that Manager or 35 will have adequate capital or financing for the Film. See “RISK FACTORS.”

Pre-Production. If, through prospective audience analysis, it is determined that a screenplay has the potential for a commercial motion picture, the pre-production phase will commence. Through a competitive sourcing process, several production companies will provide detailed budgets and these figures will be used as a component in determining the Offering Amount for funding of the Film. If the offering is successful, the Manager will then decide which production company will produce the Film. The selected company will be contractually responsible for hiring key personnel (including the director, principal cast, and production personnel), determining production locations and shooting schedules, creating a “story board” for the screenplay, revising the screenplay, and refining the budget. The production company will only undertake these costly activities if the Film offering is successful and the Film is funded.

Principal Photography. Principal photography is the contractual responsibility of the production company and consists of the actual filming of a motion picture. During this phase bad weather at locations, the illness of a cast or crew member, the failure to capture on film all of the elements suggested by the screenplay, disagreements with local authorities or labor unions and other problems may occur which may delay production and increase costs. Even if principal photography proceeds according to the schedule and budget, the daily footage may reveal that, for artistic or commercial reasons, some re-takes of scenes not provided for in the budget are desirable. Although a motion picture’s budget typically has a reserve for contingencies, this reserve may be insufficient and insurance coverage, if any, may be inadequate to cover the additional costs of re-shooting. While most motion pictures reaching this stage are completed, it is nevertheless possible that funds in excess of the budgeted amount become necessary but are not available. Even if additional funds are available, a producer may decide to abandon a project for commercial or other reasons during principal photography.

Post-Production. During the post-production stage, the picture is edited, music and sound effects are synchronized with the motion picture, special effects are added, and the motion picture is brought to a completed form known as an “answer print.” Problems may arise in the editing, it may become apparent that additional photography is needed, or costs may be greater than anticipated. Motion pictures reaching this stage, however, are generally completed.

Distribution

The management of Manager and 35 will employ their best efforts to sell the Film and all ancillary rights in all available markets. 35 will not raise distribution funds through the offering and anticipates selling the Film shortly after production has been completed. By using IndieShares’ technology and services to provide broad audience access to the production of the Film, 35 believes that the Film will be attractive to the existing distribution network, since the ultimate distributor will have an abundance of relevant market data from which to base their buying decision. Manager does not anticipate and has no plans to distribute the Film.

Domestic Theatrical Distribution. Theatrical distribution and marketing of motion pictures involves licensing the right to exhibit motion pictures on a rental basis to theaters, the creation and dissemination of advertising and publicity, accounting, billing, credit and collection, the manufacture, inspection and dissemination of prints used in exhibition, and the maintenance, delivery, storage, inspection and repair of such prints.

Generally, distributors and exhibitors (theater owners) will enter into agreements whereby the exhibitor retains a portion of the “gross box office receipts,” which are the admissions paid at the box office. The balance (i.e., gross film rentals) is remitted to the distributor. Frequently, exhibitors and distributors must negotiate as to the appropriate percentage to be remitted to the distributor, which may delay payment of the gross film rental to the distributor.

The terms of agreements between producers and distributors vary widely depending upon the perceived potential of a film and the relative bargaining strength of the parties. Generally, the distributor is at risk for its distribution expenses and any guaranteed license payments made by it to the producers. Deals are generally structured so that the distributor retains a distribution fee based on a percentage of gross film rentals and recoups the costs incurred in distribution of the Film (including costs of prints, advertising and promotion, shipping and accounting). The balance of the gross film rentals goes to the producer, who divides it according to agreements with his financiers and others. Under certain types of distribution agreements, the producer is entitled to a percentage of gross film rentals at the same time as the distributor is recovering its distribution fees and costs.

Once a feature film is completed, 35 plans to sell, either directly or through a sales agent, all U.S. distribution rights as soon thereafter as practicable, although no assurance can be given that this will occur. If a domestic sale of theatrical rights can be accomplished, it may yield advantages to 35. For example, a sale to a well-known U.S. studio or independent distributor may facilitate any remaining sales in foreign territories and may increase the value of the remaining foreign rights as many foreign distributors perceive that significant U.S. distribution of a feature film serves to advertise and promote the Film in their foreign territories. The viability of a domestic theatrical sale will depend on the quality of the Film’s production value, as well as the perceived value of the package of cast, budget and genre. If 35 is unable to license the domestic rights to a major studio, it may seek to distribute through an independent distributor. If 35 is able to select among multiple proposals for domestic distribution arrangements, it may consider numerous factors, including but not limited to the amount of advance, if any, the distributor’s reputation, the distributor’s enthusiasm for the Film, the distributor’s proposed marketing campaign, and the amount of print and advertising commitments. If 35 is required by circumstance to parcel out rights in domestic media to multiple distributors, it will seek to maximize the value of each right in the Film. If 35 is unable to secure a theatrical release for the Film, 35 may attempt to license DVD, television and other domestic rights to separate, specialized distributors. There is no assurance that separate licenses will be negotiated for DVD, cable or free television, or if any such agreements will be obtained.

Foreign Theatrical Distribution. Foreign theatrical distribution rights may be licensed along with domestic theatrical rights or may be licensed on a territory-by-territory basis. In the latter case, the owner of the Film usually receives an advance, or “minimum guarantee,” against a negotiated percentage of gross film rentals from each territory. The owner generally does not receive any share of the foreign gross film rental until the foreign distributor’s fees and expenses are recovered and the advance recouped.

35 may attempt to pre-sell certain foreign distribution rights in the Film to reduce the potential risk, or may retain a sales agent to make such sales for it. A foreign pre-sale is a sale of foreign rights made to a foreign distributor at any time before the Film is completed. In the pre-sale market, foreign buyers typically calculate their purchase price based on the quality of the on screen talent, the marketability of the genre, the overall budget, and the producer’s reputation. These buyers often make pricing decisions based on recognizable names of movie stars, genre, and budget, as well as whether the Film had obtained a commitment for a U.S. theatrical release. Accordingly, 35’s ability to obtain a U.S. theatrical release for the Film will have a material impact on the value of the Film in the foreign markets.

Because the Film will be incomplete at the time of a pre-sale and the quality for the finished product is therefore uncertain, a foreign buyer will typically purchase the Film for a lower price than such buyer would for a finished film. Nevertheless, a pre-sale contract, if obtained, guarantees that 35 will receive certain revenues and thus, the pre-sale mitigates some of the risk that the finished Film does not meet market expectations. 35 may attempt to pre-sell certain territories prior to the completion of post-production activities on the Film, or retain a sales agent to represent 35 in such sales. Prospective investors in 35 should note that the foreign distribution market for American films has been slow during the past few years, and there is no assurance that the foreign market will revive in the foreseeable future.

Foreign and Domestic Ancillary Markets. Due to the increase in revenues from cable/pay television, home DVD and other ancillary markets, domestic theatrical exhibition has accounted for a declining percentage of the income earned by the majority of films. Nevertheless, the box office performance of a picture is often critical to its value and success in all other markets.

Television. In the United States, broadcast rights are granted to networks such as NBC, ABC, CBS, or Fox for exhibition by all of the network’s affiliates. Syndicated rights include rights granted to individual local television stations or groups of stations. Pay television rights include rights granted to cable, direct broadcast satellite, microwave and other services paid for by subscribers. The right to license a motion picture to the television markets may be granted to domestic or foreign theatrical distributors. Television rights are generally licensed first to pay television, such as HBO, Cinemax and Showtime, for an exclusive exhibition period approximately 12 to 18 months after a motion picture’s initial theatrical release. Television rights then may be licensed to broadcast network television for a specified number of runs during an exclusive exhibition period, usually 24 to 36 months after the initial theatrical release. Television rights then may be licensed to pay television again, and finally syndicated to independent stations (approximately 42 to 84 months after the initial theatrical release). Not all films are suitable for network television exhibition due to subject matter, editing requirements and other factors. With the increasing market role of pay television, the number of films licensed for and fees generated from network television have decreased significantly in the last few years. Pay television revenues, in many cases, have more than made up for this decline, with substantial license fees based either on a fixed fee or per- subscriber basis. The number of television broadcasters in Europe is currently expanding.

Home Video/DVD. A motion picture typically becomes available on home DVD for purchase or rental by consumers approximately six months after its initial theatrical release; however, this window is beginning to close. Furthermore, with the advent of Netflix and self distribution models (e.g., IndieFlix), it is difficult to determine how the recent changes in the market will impact the Film. Since self distribution is now possible, more films are being produced, or at least distributed. This creates a more crowded marketplace, but also one in which 35 could possibly distribute the Film in the event no distribution agreement were reached with a distributor.

Ancillary Markets. In addition to the distribution media and markets described above, the owner of a film usually licenses the right to non-theatrical uses to distributors who in turn make the Film available to airlines, hotels, schools, oil rigs, public libraries, prisons, community groups, the armed forces, ships at sea and others, as well as the right to license the performance of musical works and sound recordings embodied in a motion picture, including public performance and sheet music publication. Rights may be licensed to merchandisers for the manufacture of products such as video games, toys, T-shirts, posters and other merchandise. Rights may also be licensed for novelization of the screenplay and other related book publications. Alternative forms of filmed entertainment have become available, including expanded pay and basic cable television, video on demand, pay-per-view programming and home entertainment equipment, recognizing the most recent technological developments and shifting consumer tastes, it is not possible to predict what effect these changes will have on the potential overall revenue for feature-length motion pictures.

Cash Flow

In making a film, cash outflows occur well in advance of returns. This is due to the significant costs of producing and distributing a film and the fact that such costs are usually incurred at the initial phase of film production. Typically, investors cannot expect to receive a return on their investment prior to the elapse of approximately one year after the completion of the principal photography. Cash revenues are derived separately from each market in which the film has been released. The revenues from release of the film in the domestic theatrical market (if applicable)

typically begin when the distribution contract is closed (the advance, if any, is paid at this time) and typically continue for approximately 18 months after the theatrical release of the film. Approximately 80% of the revenues, if any, are received within the first 12 months of release. For the home video market, revenues, if any, begin about six months after the theatrical release of the film and continue for up to 24 months.

The pay television market opens up approximately 12 months after domestic theatrical release and lasts about six months, with all cash revenues, if any, from this market occurring in that time period. The network television market follows the pay television market. Inflows from network television can last from the 25th month to the 60th month. Approximately 80% of the revenues, if any, are received between months 25 and 48, with the remaining 20% being collected over the last year. Traditionally, the final market to be exploited is worldwide television syndication which commences after the network television market. This market typically lasts between 61 and 96 months with approximately 70% of the revenues, if any, occurring between months 61 and 84.

The above is a synopsis of revenue patterns based on industry standards in the various markets in which films are exhibited and no representation is made that the revenues for the Film, if any, will conform to the pattern discussed within.

Ancillary Rights. Soundtrack recordings, merchandising, and non-theatrical distribution and exploitation of other ancillary rights can provide additional income for 35. The management of Manager will attempt to generate revenues from all ancillary rights held by 35.

Subsequent Productions. If the Film is extremely successful, opportunities may arise to license the right to make subsequent productions based on the Film. These subsequent productions may include sequels, remakes and/or television spin-offs. The management of Manager, in its sole discretion, will either cause 35 to participate in the production or exploitation of subsequent productions or license the right to make such subsequent productions.

Co-Productions and Joint Ventures. In a co-production, companies join forces to shoulder the financial costs of developing and producing a project. This can be extremely desirable in many cases, particularly where the budget and developmental costs of a project are too large for one company to comfortably bear. By partnering, both companies are able to participate in a larger, higher profile project with a higher upside and a downside that is mitigated. The other major benefit of a co-production is being able to take advantage of another company’s relationships. It may not be possible, for instance, for one company to obtain a project financed on its own because it lacks access to the appropriate talent or buyers for that specific project. By partnering with a company that has the necessary access, however, the appropriate talent can be attached to the project, the necessary pre-sales can be finalized, and the project can be financed and produced.

Distribution Strategy. 35 intends to (i) contract to produce the Film with an established production company, and (ii) either sell the entire Film (a “negative pick-up deal”) or enter into a variety of distribution arrangements with one or a number of distributors. Film sales are generally driven by cast and genre. Because a domestic theatrical release has a major impact on foreign revenue, 35 will also endeavor to choose quality talent that will generate domestic interest in a theatrical release. Since quality talent can be expensive, and name actors often need hold money or pay or play deals, development money is a crucial element of successful packaging and successfully implementing this domestic strategy.

The distribution of films is accomplished by marketing them to exhibitors in trade shows and by other direct marketing methods. Foreign and domestic distribution rights for films are sold in organized film markets such as the American Film Market (‘AFM”), MIFED, Cannes, MIPCOM and MIP Asia. At these markets, domestic and foreign distributors buy film rights to exhibit films in the 47 separate worldwide territories, including the United States and Canada. These distributors typically purchase such film rights from sales agents, or in some cases, from production companies.

Distribution agreements typically provide that the distributor will pay the print and advertising costs incurred in marketing a film, and will in return receive reimbursement of its costs from the first gross revenues earned by the film, as well as an interest in the gross revenues or net profits from the film. Manager, as the Manager of 35, will determine the terms and conditions of distribution agreements entered into by 35.

Film distributors who sub-license Film from 35 may give minimum guarantees for sales volumes and commit to pay a minimum amount regardless of actual sales. Foreign distributors often pay a fixed price up front and collect all gross revenues from the exhibition of a film in their territory for their own account. Full-length motion pictures can be distributed to television stations, cable television operators and home video sales and rental companies, as well as to airlines, hotels, schools, libraries and other potential licensees. Depending on the terms of particular production or distribution agreements, 35 may retain the right to participate in the exploitation of all of the ancillary rights relating to the Film, including the right to produce and distribute home videos, CD-ROM programs, interactive games, soundtracks and other applications based on the screenplay.

Market For Independent Productions. Generally, budgets for the independently financed features fall into the $250,000 to $10 million range versus $50 to $150 million for the big budget films. As with the movie industry in general, a substantial number of independently financed feature films are not commercially successful for a variety of reasons, including but not limited to lack of audience or exhibitor acceptance and insufficient capital. Furthermore, the Film expected to be financed by 35 is likely to have a more limited theatrical release than higher budget films, or a release for television. The gross revenue potential for motion pictures which have a more limited release without famous talent may be substantially less than for motion pictures that have a broad theatrical release. See ‘RISK FACTORS.”

The distribution of a film generally takes two to three years to run through all the markets in every territory, from theatrical to pay-per-view to home video, and then airlines, hotels network, cable and syndicated television. A film may be shown on numerous occasions at different times on various television stations. The timing of a television series, if any, based on the Film would depend on the availability of financing and the willingness of an exhibition to license and broadcast it. See RISK FACTORS.”

Competition

The entertainment industry is intensely competitive. The competition comes from companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. Manager and 35 compete with several “major” film studios (the Walt Disney Company, Paramount Pictures Corporation, Universal Pictures, Columbia Pictures, Tri- Star Pictures, Twentieth Century Fox, Warner Brothers, Inc. and MGM/UA) which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems. These companies compete for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel, and production financing. Many of the organizations with which Manager and 35 compete have significantly greater financial and other resources than does 35 and Manager.

There can be no assurance of the economic success of any entertainment project since the revenues derived from the production and distribution of motion pictures (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon their acceptance by the public, which cannot be predicted. The Film will compete for audience acceptance and exhibition outlets with motion pictures, television shows and other programs produced and distributed by other companies. As a result, the success of any film is dependent not only on the quality and acceptance of that particular film, but also on the acceptance of other competing films released into the marketplace at or near the same time.

The entertainment industry in general, and the motion picture industry in particular, are continuing to undergo significant changes, primarily due to technological developments. These developments have resulted in the availability of alternative and competing forms of leisure time entertainment, including pay/cable television services and home entertainment equipment such as DVD, video games and computers. Such technological developments have also resulted in the creation of additional revenue sources through the licensing of rights with respect to such new media, and potentially could lead to future reductions in the costs of producing and distributing motion pictures. Due to the rapid growth of technology, shifting consumer tastes, and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of feature-length motion pictures.

Government Regulation

In 1994, the United States was unable to reach agreement with its major international trading partners to include audiovisual works, such as television programs and motion pictures, under the terms of the General Agreement on Trade and Tariffs Treaty (“GATT”). The failure to include audiovisual works under GATT allows many countries (including members of the European Union, which consists of Belgium, Denmark, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, the Netherlands, Portugal and the United Kingdom) to continue enforcing quotas that restrict the amount of American programming which may be aired on television in such countries. The Council of Europe has adopted a directive requiring all member states of the European Union to enact laws specifying that broadcasters must reserve a majority of their transmission time (exclusive of news, sports, game shows and advertising) for European works. The directive does not itself constitute law, but must be implemented by appropriate legislation in each member country. In addition, France requires that original French programming constitute a required portion of all programming aired on French television. These quotas generally apply only to television programming and not to theatrical exhibition of motion pictures, but quotas on the theatrical exhibition of motion pictures could also be enacted in the future. There can be no assurance that additional or more restrictive theatrical or television quotas will not be enacted or that countries with existing quotas will not more strictly enforce such quotas. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely affect the business of Manager and 35 by limiting their ability to fully monetize the Film internationally and, consequently, to further finance the Film, if necessary.

Distribution rights to motion pictures are granted legal protection under the copyright laws of the United States and most foreign countries. These laws provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. Motion pictures, musical works, sound recordings, art work, still photography and motion picture properties are separate works, subject to copyright under most copyright laws, including the United States Copyright Act of 1976, as amended. Manager plans to take appropriate and reasonable measures to secure, protect and maintain or obtain agreements to secure, protect and maintain copyright protection for the Film under the laws of applicable jurisdictions, Management is aware of reports of extensive unauthorized misappropriation of DVD rights to motion pictures. Motion picture piracy is an industry-wide problem. The Motion Picture Association of America, an industry trade association (the “MPAA’), operates a piracy hotline and investigates all reports of such piracy. Depending upon the results of such investigations, appropriate legal action may be brought by the owner of the rights. Depending upon the extent of the piracy, the Federal Bureau of Investigation may assist in these investigations and related criminal prosecutions.

Motion picture piracy is an international as well as a domestic problem. Motion picture piracy is extensive in many parts of the world, including South America, Asia (including Korea, China and Taiwan), the countries of the former Soviet Union and the former Eastern bloc countries. In addition to the MPAA, the Motion Picture Export Association, the American Film Marketing Association and the American Film Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, these various trade associations have enacted voluntary embargoes of motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. In addition, the United States government has publicly considered trade sanctions against specific countries which do not prevent copyright infringement of United States produced motion pictures. There can be no assurance that voluntary industry embargoes or United States government trade sanctions will be enacted. If enacted, such actions could impact the amount of revenue that 35 realizes from the international distribution of the Film depending upon the countries subject to such action and the duration of such action. If not enacted or if other measures are not taken, the entertainment industry (including Manager and 35) may continue to lose an indeterminate amount of revenues as a result of motion picture piracy.

The Code and Ratings Administration of the MPAA assigns ratings indicating age-group suitability for theatrical distribution of motion pictures. 35 and Manager will follow the practice of submitting the motion pictures for such ratings.

United States television stations and networks, as well as foreign governments, impose additional restrictions on the content of programs which may restrict in whole or in part theatrical or television exhibition in particular territories. Management’s current policy is to produce the Film for which there will be no material restrictions on exhibition in any major territories or media. This policy often requires production of “cover” shots or different photography and recording of certain scenes for insertion in versions of a motion picture exhibited on television or theatrically in certain territories.

There can be no assurance that current and future restrictions on the content of the Film may not limit or affect Manager’s and 35’s ability to exhibit them in certain territories and media.

Employees

35 has no employees and does not expect to have any employees in the future. 35 was created to develop and produce the Film and therefore does not have an operating history. Furthermore, 35 will not be involved in the production of any other films, and will therefore be wound down if and when a sale of the Film is completed or Manager otherwise elects to wind down 35. Manager will contract for industry talent on behalf of 35 on an as-needed basis. Manager maintains a small core staff which we believe is sufficient to conduct Manager’s current business activities on behalf of 35.

Property

Neither Manager nor 35 owns or operates sound stages or related production facilities, generally referred to as a “studio”, and do not have the fixed payroll, general and administrative and other expenses resulting from ownership and operation of a studio. We believe that sufficient motion picture properties, creative and technical personnel (such as screenwriters, directors and performers), production and editing facilities and laboratories are available in the market at acceptable prices to enable Manager and 35 to develop the Film as they currently plan, at the level of commercial quality that they require. 35 operates out of a live/work space owned by Jay T. Schwartz and does not charge 35 rent. 35 uses this space as a general office. No web hosting or film production related activities are conducted at this site nor will such activities ever be conducted at the site. The live/work space is suitable for carrying out day-to-day general office functions, such as conducting meetings, telephone conferences, and utilizing PCs and a fax machine. 35 and Manager do not plan on renting a production or editing suite. Production and editing will be the responsibility of a third party that has yet to be selected by Manager. After the Offering Amount is raised, if at all, Manager will source/bid production services in the open market. The selection process for a production company shall last no longer than 90 days.

Independent Consultants

The Manager and 35 may utilize independent third party consultants, to assist with the production and marketing of the Film. A conflict of interest may arise with the consultants since these consultants may also be performing services for other entertainment companies or affiliates of 35 and may not be devoting their time exclusively to 35’s business. At this time, no independent consultants are working for 35 or Manager.

Legal Proceedings

35 is not a party to any pending legal proceedings.

Reports

Once our Registration Statement that contains this Prospectus is declared effective, we will be required to file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15 of the 34 Act. Our quarterly reports will be made on Form 10-Q, and our annual reports will be made on Form 10-K. We will also make current reports on Form 8-K. We will deliver audited annual financial statements and other financial information to the Class A Shareholders in accordance with applicable state and federal securities regulations. Each filing we make with the SEC is immediately available to the public for inspection and copying at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and the web site of the SEC at http://sec.gov/ or by calling the SEC at 1-800-SEC-0330.

CONFLICTS OF INTEREST

35 is subject to certain conflicts of interest arising from its relationship with the Manager and its officers. The agreements and arrangements among 35, the Manager, the Manager’s officers (Jay T. Schwartz, Julie Chase, and George Brumder) and owners (Jay T. Schwartz, Julie Chase, and George Brumder) have been established by the Manager and are not the result of arm’s-length negotiations. The following includes all of 35’s material conflicts of interest:

Ownership

The members of the board of directors of 35 (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding unit of Manager. Manager, in its capacity as the sole Common Shareholder of 35. 35 has executed the Services Agreement (attached as Exhibit 10.2) with Manager to provide production related services for the Film and in exchange for such services shall be paid the Production Management Fee. In addition, Jay T. Schwartz, Julie Chase, and George Brumder are the sole owners of IndieShares, LLC which provides technology, production, and marketing services to 35 at no cost.

No options, warrants, or rights are to be issued under this offering.

There are no other owners of beneficial securities of 35.

Manager’s Other Activities

The members of the board of directors of 35 (Jay T. Schwartz, Julie Chase, and George Brumder) who are also the officers of Manager and collectively the sole owners of Manager and IndieShares, will have conflicts of interest in allocating Manager’s and IndieShares’ time, services, and functions between the Film and various other entertainment-related projects. In addition, the Manager’s officers may compete with 35 for audiences, talent, distributors, production personnel, literary properties, exhibitors, and other elements of the entertainment business.

Independent Consultants

The Manager and 35 may utilize independent consultants, unaffiliated with 35, to assist with the production and marketing of the Film. A conflict of interest may arise with the consultants since these consultants may also be performing services for other affiliates of 35, and may not be devoting their time exclusively to 35’s business.

FIDUCIARY DUTY OF MANAGEMENT

The Manager is accountable to 35 as a fiduciary and consequently must exercise good faith and integrity in handling 35’s affairs. Where the question has arisen, courts have held that an investor may institute legal action: (i) on behalf of himself and all other similarly situated investors (a class action) to recover damages for a breach by a manager of the manager’s fiduciary duty; or, (ii) on behalf of 35 (a company derivative action) to recover damages from third parties. In addition, (i) investors may have the right, subject to procedural and jurisdictional requirements, to bring company class actions in courts to enforce their rights under federal securities laws; and, (ii) investors who have suffered losses in connection with the purchase of their units may be able to recover for such losses from a manager where such losses resulted from the manager’s violation of the anti-fraud provisions of the federal securities laws. Since the foregoing summary involves a rapidly developing and changing area of the law, investors who believe that a manager has breached its fiduciary duty should consult with their own counsel.

35 must, upon request, give to any Shareholder or his legal representative, complete information concerning 35’s affairs, and each investor and his legal representative may inspect and receive a copy of 35’s books and records, via email upon ten (10) business days advanced written notice.

The Manager may not be liable to 35 or Class A Shareholders for errors in judgment or other acts or omissions not amounting to fraud, bad faith, or gross negligence, since the Operating Agreement provides for indemnification of the Manager under certain circumstances. Accordingly, purchasers of Class A Shares may have a more limited right of action than they would if such limitations were not contained in the Operating Agreement.

TO THE EXTENT THAT THE INDEMNIFICATION PROVISIONS PURPORT TO INCLUDE INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS CONTRARY TO PUBLIC POLICY AND THEREFORE UNENFORCEABLE.

MANAGEMENT

General

IndieShares Management, LLC is the Manager of 35. The Manager will have the responsibility and authority for the day-to-day management of 35 and overseeing the acquisition, financing, and development of the Film.

Executive Officers and Directors of 35 and of the Manager

The following table sets forth certain information with respect to 35’s and the Manager’s executive officers and directors as of August 31, 2008.

Name	Age	Position with 35	Position with Manager
Jay T. Schwartz*	44	Director	President
George R. Brumder**	35	Director	Chief Financial Officer and Treasurer
Julie L. Chase*	35	Director	Chief Marketing Officer and Secretary

*	Jay T. Schwartz and Julie Chase have been married since July 24, 2004.
**	George Brumder is Series 63 qualified.

Jay T. Schwartz | President of Manager

Jay T. Schwartz is a director of 35 and the president of the Manager. Mr. Schwartz is also the founder and president of IndieShares, LLC where he is responsible for developing and overseeing the strategic direction of the business. Mr. Schwartz has a long career in new business development, venture capital financing, and strategic sourcing (concentrating in financial and technology acquisitions) for Fortune 500 companies, including ADP, Inc., Intel Corporation, Nike, Inc., and Washington Mutual, Inc. In 1994, Mr. Schwartz founded, and later sold, SlopeSide Brewing Company, which under his direction became the largest self-distributed beer brand in Illinois. Mr. Schwartz is also a retired Army Reserve officer, most recently having served as the Senior Defense Counsel in the Pacific Northwest.

Mr. Schwartz earned his B.A. degree from The State University of New York at Albany, his JD from The John Marshall Law School, and expects to receive his MBA from Cornell University in 2008. He also studied at the Northwest FilmCenter in Portland, Oregon, where he directed and produced three short films: The Boxer Genius, Art of a Thief, and The Day Trader.

Employment history over the past 5 years:

Sept 2005-Present        Seattle, WA

IndieShares, LLC, President

Responsible for the overall direction and management of IndieShares.

May 2008-Present        Seattle, WA

IndieShares Management, LLC, President

Responsible for the management of 35.

Nov 2002-Oct 2007        Seattle, WA

Washington Mutual, Inc., held various positions most recently Head of New Business Development.

Responsible for Strategic Sourcing contracting team and New Business Development.

Jan 2002-Nov 2002        Portland, OR

United States Army Reserve, Major

Provided legal support for operations “Noble Eagle, and “Enduring Freedom”.

George Brumder | Chief Financial Officer and Treasurer

George Brumder is a director of 35 and the Chief Financial Officer and Treasurer of Manager. Mr. Brumder is responsible for all aspects of finance and accounting, including capital structure, project financials, statistical modeling, and data analysis. Mr. Brumder brings an extensive career in corporate finance, primarily in investment and commercial banking, and held positions at Cowen and Company, Union Bank of California, and most recently in strategic corporate finance at Washington Mutual, Inc.

Mr. Brumder earned his B.S. degree from the University of Oregon and his M.B.A. degree from the Stern School of Business at New York University. Mr. Brumder is also Series 63 qualified.

Employment history over the past 5 years:

Sept 2005-Present        Seattle, WA

IndieShares, LLC, Chief Financial Officer

Responsible for managing all finance and accounting activities.

May 2008-Present        Seattle, WA

IndieShares Management, LLC, Chief Financial Officer

Responsible for managing all finance and accounting activities.

July 2003-March 2008        Seattle, WA

Washington Mutual, Inc., Vice President

Responsible for providing strategic finance support to the Enterprise Spend Management and New Business Development groups.

Julie Chase | Chief Marketing Officer and Secretary

Julie Chase is a director of 35 and the Chief Marketing Officer and Secretary of Manager. Ms. Chase is responsible for developing and managing communications, advertising, marketing programs, media relations, graphic design and special events. Ms. Chase brings more than ten years of marketing and press relations experience in the consumer, high-technology, and legal industries, including with Nike, Inc., Intel Corporation, Microsoft Corp., and LexisNexis (a division of Reed Elsevier, Inc.). Prior to her marketing career, she worked for Japan’s Ministry of Education.

Julie earned her B.A. degree from Lewis & Clark College in Portland, Oregon, and expects to receive her MBA from Cornell University in 2008. She also attended Hokusei Gakuen University in Sapporo, Japan.

Employment history over the past 5 years:

Sept 2005-Present        Seattle, WA

IndieShares, LLC, Chief Marketing Officer

Responsible for all marketing activities.

May 2008-Present        Seattle, WA

IndieShares Management, LLC, Chief Marketing Officer and Secretary

Responsible for managing all marketing activities.

April 2004-May 2006        Seattle, WA

LexisNexis (a division of Reed Elsevier, Inc.), Marketing Manager

Responsible for events and online and offline marketing activities.

July 1999-April 2004        Portland, OR and Seattle, WA

Intel, Inc., Marketing Manager

Managed marketing activities relating to the consumer products division and Intel’s Innovation in Education program.

Board of Directors

The board of directors of 35 (Jay T. Schwartz, Julie Chase, and George Brumder) collectively own 100% of the outstanding units of Manager. The officers of the Manager are Jay T. Schwartz (President), Julie Chase (Chief Marketing Officer and Secretary), and George Brumder (Chief Financial Officer and Treasurer). On May 7, 2008, IndieShares Management Company being the Manager and sole owner of 35, LLC, a limited liability company organized under the laws of the State of Washington, consented to and adopted the resolutions (as described in Exhibit 3(i)) in lieu of a formal board or organizational meeting, as permitted under RCW §25.15.165.

Director Communication: Class A Shareholders will be able to send emails to investorrelations@indiehares.com. In the subject line, investors will be directed to indicate the film in which they are investing, in this case 35. Emails may be sent to the investor relations email address 24 hours per day, 7 days per week. The email box will be checked by a member of the Manager on a daily basis and inquiries will be answered within 3 business days or as soon as practicable. 35 will establish the email box prior to selling any Class A Shares.

Director Compensation: Directors are not compensated as members of our board of directors, and are not reimbursed for expenses in connection with attendance at board and committee meetings.

Corporate Governance: Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. Additionally, we plan to form an audit committee, a corporate governance committee and a compensation committee, and to adopt charters relative to these committees, in the near future. Until that time, the entire board will continue to perform the duties of the audit committee, the corporate governance committee, and the compensation committee, which means that directors who are the officers of Manager will be involved in these matters. None of our directors are independent and we are not applying for listing with a national securities exchange or an inter-dealer quotation system.

As a “Smaller Reporting Company”, as that term is defined under Rule 405 of the 33 Act or Rule 12b-2 of the 34 Act, 35 is not required to provide the disclosure under paragraph (d)(5) of Item 407 of Regulation S-K, relating to Audit Committees, in its first annual report; and need not provide the disclosures required by paragraphs (e)(4) and (e)(5) of Item 407 relating to Compensation Committees.

MANAGEMENT COMPENSATION

35 is a new company with no operating history. 35 has not paid any remuneration to Manager or its board of directors. On September 25, 2008, Manager purchased One Common Share from 35 for $10.00, the then current fair market value. The Common Share was issued in reliance on the exemption under Section 4(2) of the 33 Act. The issuance of this Common Share qualified for exemption under Section 4(2) of the 33 Act. Upon successfully raising the Offering Amount, the Manager will be paid a Production Management Fee, equal to $300,000. The Manager will earn the Production Management Fee by (1) managing the day-to-day activities related to production of the Film, such as (a) disbursement of production funds to third parties, (b) daily review of Film project deliverables and milestones, (c) approving any changes to the shooting schedule or budget, (d) engaging and contracting with necessary third parties in addition to the production company (e.g., graphic artists or web developers), (e) managing third parties to ensure 35’s contractual requirements are met, and (f) negotiating contract amendments or resolving disputes with third parties; (2) corresponding with Class A Shareholders providing updates on the progress of the Film project, (3) marketing of the Film for eventual sale or distribution; (4) drafting and negotiation of sale or distribution terms and conditions; and (5) distribution of proceeds from sale or distribution to Shareholders. Since this is an “all or none” offering, if the Offering Amount is not raised then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from 35’s impound account (see Exhibit 10.3). Any additional cash or compensation paid to Manager shall only be in Manager’s capacity as the Common Shareholder and is contingent upon the Film generating a profit. The Common Shareholder will benefit from its share of the Film’s profits, if any, only after the Class A Shareholders have received their Class A Priority Return (their original investment plus 5%). Any remaining cash available for distribution after that will be distributed pro rata among the Shareholders in accordance with their ownership percentages, as further described in “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL

TAX ASPECTS” above. IndieShares will be engaged to assist with the Film’s technology, marketing, and production related requirements, but will not earn compensation for such services. Manager believes that any compensation paid to any of its affiliates should come from Manager’s share, in its capacity as the Common Shareholder, of the profits of 35, which are allocated and distributed to the Manager as described in the “OWNERSHIP; ALLOCATION OF TAX ITEMS; CASH DISTRIBUTIONS; AND FEDERAL TAX ASPECTS” Section above. 35 anticipates that the Film will be developed primarily for sale, but potentially for theatrical, DVD, and television release in the United States and in foreign markets.

Recent Sales of Unregistered Securities

One Common Share was sold to the Manager on September 25, 2008 for $10.00, the then current fair market value. The Common Share was issued in reliance on the exemption under Section 4(2) of the 33 Act. The issuance of this Common Share qualified for exemption under Section 4(2) of the 33 Act.

CERTAIN RELATIONSHIPS AND RELATED THIRD PARTY

TRANSACTIONS

The Manager is owned by Jay T. Schwartz, Julie Chase, and George Brumder, and is the sole owner of the “Common Share” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) of 35. George Brumder and Julie Chase each own 33% of Manager while Jay T. Schwartz owns 34%. Prior to the issuance of “Class A Shares” (as defined in the “OWNERSHIP, ALLOCATION OF TAX ITEMS, CASH DISTRIBUTIONS, AND FEDERAL TAX ASPECTS” Section) pursuant to this offering, Manager is the sole owner of 35. Since this is an “all or none” offering, if the Offering Amount is not raised then no Production Management Fee shall be paid to Manager. The Production Management Fee shall only be paid after the Offering Amount is raised and the offering proceeds are released from 35’s impound account (see the “MANAGEMENT COMPENSATION” Section above).

35’s Operating Agreement provides, among other things, that Manager shall not be personally liable to Shareholders (Members) for monetary damages, except for liability for acts or omissions not in good faith or which result in a breach of a material obligation. Accordingly, Manager shall have no liability to Shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law.

Indemnification By 35. Pursuant to 35’s Operating Agreement and in accordance with RCW 25.15.040, Limitation of Liability and Indemnification, 35 agrees to indemnify Manager for all expenses and liabilities incurred by Manager in connection with any criminal or civil action brought or threatened against Manager. In order to be entitled to indemnification by 35, Manager must have acted in good faith and in a manner believed to be in 35’s best interests.

Commission Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the 33 Act may be permitted to Manager, directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

TERMS OF PLACEMENT

Securities Offered

35 is offering 350,000 Class A Shares in 35 for a purchase price of $10.00 per Class A Share with a minimum purchase requirement of one Class A Share and a maximum purchase amount of 250 Class A Shares. The maximum aggregate offering amount is $3,500,000. The Class A Shares will be sold on a “first-come, first-served basis” to eligible investors; provided that 35 will have the unrestricted right to reject tendered subscriptions for any reason.

Subscription Period

The offering of Class A Shares will commence shortly after the registration statement that contains this Prospectus is declared effective by the SEC and will terminate on the earlier of (i) 35 selling all 350,000 Class A Shares or (ii) 90 days after sales of the Class A Shares began; provided, however, that 35 may choose to extend the offering for up to an additional 60 days (the “Offering Period”).

Subscription Procedures

The purchase price for the Class A Shares will be payable in full upon subscription. All subscription funds which are accepted will be deposited directly into 35’s segregated impound account. The minimum capital raise in this offering for 35 is $3,500,000 (the “Offering Amount”). 35’s operating account will be managed by the Manager which will collect 35 subscription funds and revenues and disburse 35 distributions and expenditures. The owners of Manager have the right, but not the obligation, to participate in the offering subject to the $2,500 individual investor limitation. All investment funds collected by Manager will be directly placed into an impound account, established and subject to the “Impound Agreement” as shown in Exhibit 10.1.

A signed Operating Agreement and a completed and signed Subscription Agreement must be electronically submitted to 35 on its website. Payment for subscriptions may only be made via credit/debit card. No other form of payment will be accepted. All subscription funds which are accepted will be deposited directly into 35’s segregated impound account at Sterling Savings Bank located at 601 Union, Street Seattle, WA 98101 (the “Bank”), as required by the State of Washington. Subscription funds placed in the impound account may only be released once the offering threshold of $3,500,000 is raised (the “Offering Amount”) and upon the issuance of a letter of direction from the Department of Financial Institutions of the State of Washington. No investor may purchase more than 250 Class A Shares ($2,500) in this offering. The purchase price for the Class A Shares is $10, plus a $.50 per Class A Share Bank processing fee, and will be payable in full upon subscription. The Bank processing fees are strictly pass-through with no additional mark up by 35. 35 does not make any money in these transactions. The processing fees are paid directly to the Bank and are subtracted from each payment prior to the funds being deposited into 35’s impound account. For example, a purchase of 10 Class A Shares would equal $100 + $5.00 = $105 paid by the investor. $5.00 is paid to Bank to cover the processing fee, and $100 would be placed in 35’s impound account. If the Offering Amount is raised, then the total amount paid by the investors would be $3,675,000, of which $175,000 is paid to the Bank and $3,500,000 are the gross proceeds to 35. If 35 does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any. However, the $.50 per Class A Share Bank transaction fee paid upon the purchase of the Class A Shares shall not be refunded. If 35 does not sell all of the Class A Shares by the close of the Offering Period, all proceeds raised to that point will be promptly returned to subscribers of Class A Shares, pro-rata, with interest, if any. The rate of interest earned on 35’s impound account will be determined by Bank. The current interest rate on the impound account is 0%.

The terms of the Subscription Agreement expressly state that the investor appoints Manager as the investor’s attorney-in-fact with power and authority to act in the investor’s name and on the investor’s behalf to execute, acknowledge, deliver, and/or file any amendments to 35’s Articles of Organization, amendments to 35’s Operating Agreement, and any and all other instruments or documents required by 35 or which Manager shall deem it advisable to have executed, acknowledged, delivered, and/or filed by 35. The investor will be electronically prompted and asked if they agree with the terms and conditions of the Operating Agreement and the Subscription Agreement. Each of these documents will be available for downloading and printing. Only after the investor has verified that they are in agreement with the Operating Agreement and the Subscription Agreement, will the order for Class A Shares be processed.

AUDITED FINANCIAL STATEMENTS

ITEM 7.	FINANCIAL STATEMENTS

The financial statements required by Item 7 are presented in the following order:

Independent Auditors’ Report

To the Member

35, LLC

We have audited the accompanying balance sheet of 35, LLC (a development stage company) as of September 30, 2008, and the related statements of operations, changes in members’ capital, and cash flows for the period from May 7, 2008 (date of inception) to September 30, 2008. These financial statements are the responsibility of the LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 35, LLC (a development stage company) as of September 30, 2008, and the results of its operations and its cash flows for the period from May 7, 2008 (date of inception) to September 30, 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the LLC will continue as a going concern. As discussed in Note 1 to the financial statements, the LLC has not generated revenue or positive cash flows from operations to date and has an accumulated deficit at September 30, 2008. These conditions raise substantial doubt about the LLC’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington
October 14, 2008

35, LLC

(A Development Stage Company)

BALANCE SHEET

SEPTEMBER 30, 2008

ASSETS
Current Assets
Cash	$10

Total Current Assets	10

Other Assets	—

TOTAL ASSETS	$10

LIABILITIES AND MEMBER’S CAPITAL
Current Liabilities
Accounts Payable—related party	$17,972
Accounts Payable—Beacon Law Advisors	$40,000

Total Current Liabilities	57,972

MEMBER’S CAPITAL
Common Shares	$1
(non-voting, one share authorized, issued, and outstanding, $1.00 par value)
Class A Shares	—
(350,000 voting shares authorized, none issued or outstanding, no par value)
Paid-in-Capital	9
Deficit Accumulated During Development Stage	(57,972)

TOTAL MEMBER’S CAPITAL	$(57,962)

TOTAL LIABILITIES AND MEMBER’S CAPITAL	$10

See notes to financial statements.

35, LLC

(A Development State Company)

STATEMENT OF OPERATIONS

For the Period May 7, 2008 (date of inception) to September 30, 2008

Revenues	$—

Expenses
Marketing and Business Development	4,624
General and Administrative	848
Accounting and Legal Fees	52,500

57,972

Net Loss	$(57,972)

See notes to financial statements.

35, LLC

(A Development Stage Company)

STATEMENT OF CHANGES IN MEMBER’S CAPITAL

For the Period May 7, 2008 (date of inception) to September 30, 2008

	Common Shares		Class A Shares		Paid in Capital	Deficit Accumulated During the Developmental	TOTAL
	Number	$	Number	$		Stage
Balance, May 7, 2008	—	$—	—	$—	$—	$—	$—
Issuance of Common Stock for Cash	1	1			9		10
Net Loss						(57,972)	(57,972)

Balance, September 30, 2008	1	$1	0	$0	$9	$(57,972)	$(57,962)

See notes to financial statements.

35, LLC

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period May 7, 2008 (date of inception) to September 30, 2008

Cash from Operating Activities
Net Loss	$(57,972)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Accounts Payable - related party	17,972
Accounts Payable - Beacon Law Advisors	40,000

Net Cash from Operating Activities	—
Cash from Investing Activities	—
Cash from Financing Activities
Sale of Common Share	10
Other Contributed Capital	—

Net Cash from Financing Activities	10

Net Change in Cash	10
Cash at Beginning of Period	—

Cash at September 30, 2008	$10

See notes to financial statements.

35, LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

For the Period May 7, 2008 (date of inception) to September 30, 2008

Note 1: Organization and Significant Accounting Policies

Nature of Operations

35, LLC (“35”) is a Washington limited liability company formed in May 2008 to engage in the business of developing, financing, producing, marketing, and selling the full length motion picture, 35 (the “Film”). The Film tells three intersecting stories of high school friends having trouble turning 35. Manager anticipates that the Film will be sold to a distributor; however, there are no plans or arrangements with any distributors currently in place.

35 is wholly-owned and managed by IndieShares Management, LLC, a Washington limited liability company (the “Manager” or the “Common Shareholder”) formed in May 2008 to manage 35 and future companies similar to 35.

35 qualifies to be treated as a partnership under the Internal Revenue Code and, as such, is not subject to federal or state income tax. Additionally, the member is treated as a partner for income tax purposes and 35’s items of income, loss, deduction and credit are recognized by the member on their federal and state income tax returns, if applicable.

Under the terms of the operating agreement, the income from 35’s operations is distributed based on the member’s equity holdings (see Note 2). Since the member is not generally liable for 35’s debt and liabilities, the member’s exposure to liabilities of 35 is limited to the amounts contributed.

Going Concern Disclosure

As shown in the financial statements, 35 is in the development stage and has yet to develop a commercially viable product or to generate any revenues from its intended business activities. In addition, 35 has incurred losses since inception resulting in a net accumulated deficit at September 30, 2008, and has never generated positive cash flows since inception. These factors raise substantial doubt about 35’s ability to continue as a going concern.

35 will need additional capital to continue operations and should it not receive such capital, it will cease to operate. 35 is attempting to raise $3.5 million from the sale of securities. Should it fall short of this fundraising goal, 35 will return all invested capital to the shareholders under the terms of the prospectus and cease operations.

The accompanying financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should 35 fail in any of its objectives and is unable to operate for the coming year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ materially from those estimates and assumptions.

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash

At September 30, 2008, cash consists of a checking account held by a financial institution.

Note 2: Class A Shares

Priority Return

The Class A Shareholders are entitled to a priority return equal to the amount of their original investment plus 5% (the “Class A Priority Return”). Until the Class A Priority Return has been paid, all allocations of profits and losses of 35 will be made 100% to the Class A Shareholders pro-rata in proportion to each such Class A Shareholder’s respective Class A Share holdings.

Involuntary Liquidation

In the event of a sale or a film distribution arrangement, the assets of 35, LLC may be sold and the company liquidated by the Managers without the consent of the Class A Shareholders. In the event of such involuntary liquidation, restrictions upon the retained earnings will be limited to (a) cash available for distribution being paid to the Common Shareholders if the Class A Shareholders’ Class A Priority Return has been met (if the Class A Priority Return has not been met, there will be no restriction upon retained earnings in this regard) and (b) money that may be required under the laws of the State of Washington to be withheld in the event of a liquidation to cover any windup costs. In all other instances of liquidation of the Class A Shares, the decision to liquidate, once proposed by the Manager, will be put up to a vote by a simple majority of all voting Class A Shares. The Common Shareholder has no voting rights under any circumstances.

Note 3: Accounts Payable

Related Party

Accounts payable consists of non-production costs. These costs have been paid “out of pocket” by the Manager prior to the commencement of the offering that will be reimbursed to the Manager upon 35 raising $3,500,000 (the “Offering Amount”).

Beacon Law Advisors

35 has retained Beacon Law Advisors for securities-related legal services. Under the terms of the agreement with Beacon, Beacon will charge 35 no more than $50,000 for services associated with the filing of 35’s registration statement. Unless and until 35 deems that it will be unable to raise the Offering Amount and abandons all efforts to do so, on the first day of each month until the sooner of 35 raising the Offering Amount or April 1, 2010, IndieShares Management will pay or caused to be paid on its behalf $2,000 to Beacon toward Beacon’s outstanding balance to 35. As of September 30, 2008, all $50,000 of legal services had been accrued and $10,000 of this amount had been paid. 35 does not consider the agreement with Beacon to be a material contract.

Note 4: Commitments

Certain non-production costs have been paid “out of pocket” by the Manager prior to the commencement of the offering at the Manager’s risk of loss, recoverable only if 35 raises the Offering Amount. Non-production costs incurred through September 30, 2008 total $17,972.

In October 2008, the Manager expects to make a series of payments totaling $12,792.55 to the SEC and various state governments in which this securities offering was filed.

In November 2008, the Manager expects to pay 35’s accountant an additional $3,500 for auditing services.

If 35 raises the Offering Amount, the entire amount of these payments as incurred through the date on which the entire Offering Amount is raised will be reimbursed to the Manager.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13:	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions.* All of the amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fees.

Description	Amount ($)
SEC Registration Fees	137.55
State Registration Fees	12,655.00
Legal Services	50,000.00
Accounting Services	6,000.00

Total	68,792.55

*	Since the issuer will be selling its own securities, there are no underwriting discounts or commissions.

Item 14:	Indemnification of Directors and Officers.

1.	In accordance with RCW 25.15.040, Limitation of Liability and Indemnification, the Operating Agreement contains provisions not inconsistent with law that:

(a)	Eliminates or limits the personal liability of the Manager to 35 or its Members for monetary damages for conduct as the Manager, provided that such provisions shall not eliminate or limit the liability of the Manager for acts or omissions that involve intentional misconduct or a knowing violation of law by the Manager, for conduct of the Manager, violating RCW 25.15.235, or for any transaction from which the Manager will personally receive a benefit in money, property, or services to which the Manager is not legally entitled; or

(b)	Indemnify the Manager from and against any judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which an individual is a party because he or she is, or was, an officer of the Manager, provided that no such indemnity shall indemnify the Manager from or on account of acts or omissions of the Manager finally adjudged to be intentional misconduct or a knowing violation of law by the Manager, conduct of the Manager adjudged to be in violation of RCW 25.15.235, or any transaction with respect to which it was finally adjudged that the Manager received a benefit in money, property, or services to which the Manager was not legally entitled.

2.	To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to 35, the Manager shall not be liable to 35 or to any Member for the Manager’s good faith reliance on the provisions of the Operating Agreement,

Item 15:	Recent Sales of Unregistered Securities.

One (1) Common Share was sold to the Manager on September 25, 2008 for $10.00, the then current fair market value. The Common Share was issued in reliance on the exemption under Section 4(2) of the 33 Act. The issuance of this Common Share qualified for exemption under Section 4(2) of the 33 Act.

Item 16:	Exhibits. The following exhibits are filed with this registration statement:

EXHIBITS

Exhibit No.	Description	Filing Date
3(i)	Articles of Organization (including organizational minutes)	October 23, 2008

4.1	35’s Operating Agreement dated May 7, 2008	October 23, 2008

4.2	Certificate of Limited Liability Units (“Class A Shares”) with transfer restriction	October 23, 2008

5	Opinion re legality	October 23, 2008

10.1	Impound Agreement executed September 22, 2008 between Manager for 35, LLC and Sterling Savings Bank	October 23, 2008

10.2	Services Agreement dated May 7, 2008 between Manager and 35, LLC	October 23, 2008

10.3	Promotional Shares Lock-in Agreement executed October 15, 2008	October 23, 2008

23.1	Consent of Counsel	October 23, 2008

23.2	Consent of Accountant	October 23, 2008

99.1	Form of Subscription Agreement	October 23, 2008

99.2	Appointment of agent for service of process	October 23, 2008

Undertakings

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to 35’s Manager, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 33 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such Manager, officer, or controlling person in connection with the securities being registered, 35 will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 33 Act and will be governed by the final adjudication of such issue.

35 hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the 33 Act;

To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the 33 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the 33 Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, October 22, 2008.

For 35, LLC
(Registrant)

By:	/s/ JAY T. SCHWARTZ
Name:	Jay T. Schwartz
Title:	President of Manager of 35, LLC

Pursuant to the requirements of the 33 Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAY T. SCHWARTZ	President of Manager of 35, LLC	Oct 22, 2008
Jay T. Schwartz

/s/ JULIE L. CHASE	Chief Marketing Officer and Secretary of Manager of 35, LLC	Oct 22, 2008
Julie L. Chase

/s/ GEORGE R. BRUMDER	Chief Financial Officer and Treasurer of Manager of 35, LLC	Oct 22, 2008
George R. Brumder

INDEX TO EXHIBITS

3(i).	Certificate of Formation (including organizational minutes)

4.	Instruments defining rights of securities holders

4.1	35’s Operating Agreement

4.2	Certificate of Limited Liability Company Units with transfer restriction

5.	Opinion re legality

10.	Material Contracts

10.1	Impound Agreement executed September 22, 2008 between Manager for 35, LLC and Sterling Savings Bank

10.2	Services Agreement effective as of May 7, 2008 between Manager and 35, LLC

10.3	Promotional Share Lock-in Agreement executed October 15, 2008

23.	Consents of Experts

23.1.	Consent of Independent Auditors

99.	Additional exhibits

99.1.	Form of Subscription Agreement

99.2.	Appointment of agent for service of process